Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

PERKINELMER, INC.,

SGL HOLDINGS COMPANY, LLC,

SGL NEWCO, INC.

AND THE EQUITY HOLDERS NAMED HEREIN

April 12, 2010

TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	Form of Opinion of Counsel to the Seller and the Company
Exhibit C	–	Form of Opinion of Counsel to Each of the Equity Holders
Exhibit D	–	Form of Joint Press Release

Schedule 1.2	–	Certain Indebtedness
Schedule 1.6	–	Illustrative Balance Sheet
Schedule 6.2(b)	–	Third Party Waivers, Consents and Approvals
Schedule 7.1(a)(i)	–	Required Waivers, Consents and Approvals
Schedule 7.1(a)(ii)	–	Waivers, Consents and Approvals Not Required
Schedule 8.5(c)	–	Pro Rata Percentages

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of April 12, 2010, by and among PerkinElmer, Inc., a Massachusetts corporation (the “Buyer”), SGL Holdings Company, LLC, a Delaware limited liability company (the “Seller”), SGL NewCo, Inc., a Delaware corporation (the “Company”), and the persons named as Equity Holders of the Seller on the signature pages attached hereto (the “Equity Holders”). The Buyer, the Seller, the Company and the Equity Holders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Seller owns all of the issued and outstanding Stock of the Company (the “Outstanding Stock”).

B. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Outstanding Stock, on and subject to the terms and conditions contained herein.

C. The Equity Holders are direct or indirect beneficial owners of the Seller and shall benefit from the sale of the Outstanding Stock by the Seller.

D. In order to induce the Buyer to enter into this Agreement, the Equity Holders have agreed to join in this Agreement for the purposes set forth herein.

E. Concurrently with the execution of this Agreement, Bassem A. Bejjani and Lisa G. Shaffer are entering into employment offer letters and non-competition and non-solicitation agreements with the Buyer (collectively, the “Employee Agreements”).

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

1.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Buyer, all of the Outstanding Stock, free and clear of all Liens.

1.2 Purchase Price. At the Closing, the Buyer shall pay to the Seller for the Outstanding Stock an aggregate cash purchase price (the “Initial Purchase Price”) equal to (a) $90,000,000, (b) minus all loans or similar borrowings (but, for the avoidance of doubt, excluding credit card obligations, capital lease obligations, customer prepayments and accounts payable to vendors, in each case incurred in the Ordinary Course of Business) of the Company and the Subsidiaries set forth on the Preliminary Closing Balance Sheet (other than the loans or similar borrowings listed on Schedule 1.2 attached hereto), and (c) as applicable, (i) minus the amount by which the Target Amount exceeds the Preliminary Closing Working Capital as reflected on the Preliminary Closing Balance Sheet or (ii) plus the amount by which the

Preliminary Closing Working Capital as reflected on the Preliminary Closing Balance Sheet exceeds the Target Amount; provided, however, that there shall be no adjustment pursuant to this clause (c) of Section 1.2 if the amount of the adjustment would be less than $183,750 (the “Working Capital Deductible”) and any adjustment paid shall only be for amounts by which such adjustment exceeds the Working Capital Deductible. $9,000,000 of the Initial Purchase Price (the “General Escrow Amount”) shall be placed in escrow with the Escrow Agent in accordance with the provisions of Section 1.7(a) hereof, and an additional $3,500,000 of the Initial Purchase Price (the “Special Escrow Amount”) shall be placed in escrow with the Escrow Agent in accordance with the provisions of Section 1.7(b) hereof. The remainder of the Initial Purchase Price shall be payable at the Closing as described in Section 1.4 below and shall be subject to adjustment after the Closing as provided in Section 1.6.

1.3 The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 9:00 a.m. local time on the Closing Date, or such other time and place as the Parties mutually agree.

1.4 Actions at the Closing. At the Closing:

(a) the Company and the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.1;

(b) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 7.2;

(c) the Buyer, the Seller and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall pay the General Escrow Amount and the Special Escrow Amount to the Escrow Agent;

(d) the Buyer shall pay the Initial Purchase Price less the sum of the General Escrow Amount and the Special Escrow Amount to the Seller in accordance with instructions provided by the Seller to the Buyer not less than two (2) business days prior to the Closing Date; and

(e) the Seller shall deliver or cause to be delivered to the Buyer stock certificates representing all of the Outstanding Stock, duly endorsed in blank or accompanied by stock powers duly executed in blank.

1.5 Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Outstanding Stock, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company and the Subsidiaries and to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

1.6 Adjustment Before and After the Closing. The Initial Purchase Price shall be subject to adjustment as follows:

(a) Not later than three (3) business days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a balance sheet of the Company (the “Preliminary Closing Balance Sheet”) as of the end of the month immediately preceding the Closing Date (the “Preliminary Closing Balance Sheet Date”). The Preliminary Closing Balance Sheet shall be prepared in accordance with the provisions relating to the preparation of the Closing Balance Sheet set forth in this Section 1.6. The Preliminary Closing Balance Sheet shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer, and (ii) a statement setting forth the amount, if any, by which the estimated Closing Working Capital (the “Preliminary Closing Working Capital”) is less than or greater than the Target Amount.

(b) Not later than 45 calendar days after the Closing Date, the Buyer shall deliver to the Seller the Closing Balance Sheet. Notwithstanding any requirement of GAAP to the contrary, the Closing Balance Sheet shall include all of the line items included on the illustrative balance sheet as of January 31, 2010 set forth on Schedule 1.6 attached hereto, which, for the avoidance of doubt, shall include accruals for all severance Liabilities and retention and change in control payments arising from the acquisition of the Company by the Buyer as contemplated by this Agreement (and without regard to any post-Closing action taken by the Company, any Subsidiary or the Buyer) as a result of obligations or agreements in effect prior to the Closing, and shall not include any line items that are not included on such Schedule 1.6. Except as set forth on Schedule 1.6, the amounts on each such line item shall be determined in accordance with GAAP.

(c) The Closing Balance Sheet delivered pursuant to Section 1.6(b) shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to the Seller, and (ii) a statement setting forth the amount, if any, by which the Closing Working Capital is greater than, or less than, the Preliminary Closing Working Capital. The Buyer shall afford the authorized representatives of the Seller reasonable access upon reasonable notice and during normal business hours to such additional records as the Seller shall reasonably request in connection with its review of the Closing Balance Sheet; provided that such review shall not unreasonably interfere with the conduct of the businesses and operations of the Buyer, the Company or the Subsidiaries.

(d) In the event that the Seller disputes the Closing Balance Sheet or the calculation of the Closing Working Capital Adjustment (as defined below), the Seller shall notify the Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Balance Sheet. Any such Dispute Notice shall specify those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of the Closing Working Capital Adjustment delivered pursuant to Sections 1.6(b) and 1.6(c). In the event of such a dispute, the Buyer and the Seller shall first use their Reasonable Best Efforts to reach agreement on the disputed items or amounts in order to determine the Closing Working Capital Adjustment, which amount shall not be less than the Buyer’s calculation delivered pursuant to Section 1.6(c) nor more than the Seller’s calculation delivered pursuant to this Section 1.6(d). If the Buyer and the Seller are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to the Neutral Accountant. All determinations and calculations pursuant to this Section 1.6(d) shall consider only those items or amounts on the Closing Balance Sheet or the Buyer’s calculation of Closing Working Capital as to which the Seller has disagreed, shall be in writing and shall be delivered to the Buyer and the Seller as promptly as practicable. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.6 may be entered in and enforced by any court having jurisdiction thereover.

(e) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.6(d) shall be shared equally by the Seller and the Buyer; provided that if the Neutral Accountant determines that one (1) such Party has adopted a position or positions with respect to the Closing Balance Sheet or the calculation of the Closing Working Capital Adjustment that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such Party.

(f) Immediately upon the expiration of the 30 calendar day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Seller to the Buyer, that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.6, (i) if the absolute difference between the Closing Working Capital as reflected on the Closing Balance Sheet and the Target Amount is less than or equal to the Working Capital Deductible, the Initial Purchase Price shall be increased or decreased by the opposite amount by which the Initial Purchase Price was initially increased or decreased pursuant to Section 1.2(c), if any, or (ii) if the absolute difference between the Closing Working Capital and the Target Amount is greater than the Working Capital Deductible, the Initial Purchase Price shall be (A) decreased to the extent the Closing Working Capital as reflected on the Closing Balance Sheet is less than the Preliminary Closing Working Capital as reflected on the Preliminary Closing Balance Sheet or (B) increased to the extent the Closing Working Capital as reflected on the Closing Balance Sheet exceeds the Preliminary Closing Working Capital as reflected on the Preliminary Closing Balance Sheet; provided, however, that any adjustment shall only be for amounts that are above and below the Target Amount by an amount greater than the Working Capital Deductible (such increased or decreased Initial Purchase Price, the “Adjusted Purchase Price”). Any difference between the Initial Purchase Price and the Adjusted Purchase Price shall be referred to herein as the “Closing Working Capital Adjustment” and shall be paid as follows:

(i) If the Closing Working Capital Adjustment is negative, then the Buyer shall be entitled to recover the Closing Working Capital Adjustment from the General Escrow Fund pursuant to the terms of the Escrow Agreement, and the Buyer and the Seller shall jointly notify the Escrow Agent within three (3) business days after such determination; and

(ii) If the Closing Working Capital Adjustment is positive, then, within 10 business days after such determination, the Buyer shall pay to the Seller an amount in immediately available funds equal to 90% of such Closing Working Capital Adjustment, and 10% of such Closing Working Capital Adjustment shall be deposited with the Escrow Agent pursuant to the Escrow Agreement and held in the General Escrow Fund.

1.7 Escrow Arrangements.

(a) On the Closing Date, the Buyer shall deliver the General Escrow Amount to the Escrow Agent and establish the General Escrow Fund for purposes of (a) providing security for any adjustment to the amount of the Initial Purchase Price pursuant to Section 1.6 and (b) securing the indemnification obligations of the Equity Holders and the Seller set forth in Article VIII (but excluding Section 8.2). The General Escrow Fund shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The General Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) On the Closing Date, the Buyer shall deliver the Special Escrow Amount to the Escrow Agent and establish the Special Escrow Fund for purposes of securing the indemnification obligations of the Equity Holders and the Seller set forth in Article VIII with respect to the Special Obligations. The Special Escrow Fund shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Special Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.8 Withholding. The Buyer or any of its designees shall be entitled to deduct and withhold from any payment payable by the Buyer to the Seller pursuant to this Agreement such amounts as the Buyer or its designee determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Laws and Regulations. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Seller and the Company, jointly and severally, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II and in Articles III and IV. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article II or in Article III or IV and (b) other sections or paragraphs in this Article II or in Article III or IV to the extent that it is reasonably clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the

State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws, each as amended and/or restated to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Stock, of which 1,000 shares are issued and outstanding.

(b) The Outstanding Stock is the only outstanding capital stock of the Company. The Seller is the record owner of all of the Outstanding Stock. The Outstanding Stock has been duly authorized and validly issued and is fully paid, nonassessable and free of all preemptive rights. The Outstanding Stock has been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding. The Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

2.3 Authorization. The Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4 Noncontravention. Subject to the filing requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by the Company of this Agreement, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, each as amended and/or restated to date, or the organizational documents of any Subsidiary, each as amended and/or restated to date, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (d) result in the imposition of any Lien upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets. Section 2.4 of the Disclosure Schedule sets forth a complete and accurate list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

2.5 Subsidiaries.

(a) Section 2.5(a) of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a limited liability company duly organized, validly existing and in limited liability company and tax good standing under the laws of the jurisdiction of its formation. Each Subsidiary is duly qualified to conduct business and is in limited liability company and tax good standing under the laws of each jurisdiction listed in Section 2.5(a) of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of such Subsidiary’s businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of the certificate of formation, limited liability company agreement or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its organizational documents. All of the issued and outstanding equity of each Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All membership interests of each Subsidiary are held of record and owned beneficially by either the Company or another Subsidiary and are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Liens, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments providing for the issuance, disposition or acquisition of any equity of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

2.6 Financial Statements.

(a) The Company has provided to the Buyer the Financial Statements. The Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b) Each of the Financial Statements fairly presents the consolidated assets, Liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and the Subsidiaries. The accruals for vacation expenses, severance payments and Taxes included on the Most Recent Balance Sheet are adequate and properly reflect the expenses associated therewith in accordance with GAAP.

(c) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that, to the extent required by GAAP, (i) transactions are executed with management’s authorization, which for the avoidance of doubt may be reflected in policies of the Company that have been approved by management, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, which for the avoidance of doubt may be reflected in policies of the Company that have been approved by management, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis, which for the avoidance of doubt may be reflected in policies of the Company that have been approved by management.

(d) Section 2.6(d) of the Disclosure Schedule lists, and the Company has made available to the Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the SEC) effected by the Company or any Subsidiary since their respective dates of incorporation or formation. Section 2.6(d) of the Disclosure Schedule lists all non-audit services performed by the Company’s auditors for the Company or any Subsidiary since their respective dates of incorporation or formation.

(e) Neither the Company nor any Subsidiary has, since their respective dates of incorporation or formation, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company or any Subsidiary.

2.7 Absence of Certain Changes. Since January 1, 2010, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect. Since January 1, 2010, neither the Company nor any Subsidiary has taken any of the actions set forth in Section 6.3(a) through (r).

2.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability, except for (a) Liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 2.8 of the Disclosure Schedule, (b) Liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the Liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other Liabilities which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or an environmental Liability under any Environmental Law).

2.9 Tax Matters.

(a) The Company and each Subsidiary has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company. The Company and the Subsidiaries have paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary has any actual or potential Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or a Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company and the Subsidiaries were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Company has made available to the Buyer (i) complete and accurate copies of all Tax Returns of the Company and the Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and accurate copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or a Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has (A) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (B) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (C) executed or filed any power of attorney with any taxing authority, which power of attorney remains in effect.

(c) Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(d) Neither the Company nor any Subsidiary is or has ever been required to make a basis reduction pursuant to Treasury Regulations Section 1.337(d)-2(b) or 1.1502-36(c), or make an attribute reduction under Treasury Regulations Section 1.1502-36(d).

(e) None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(f) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(g) There is no limitation on the utilization by the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign, state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(h) Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company are subject to an election under former Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(j) Neither the Company nor any Subsidiary is a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(k) Neither the Company nor any Subsidiary has ever distributed to their stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l) Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(m) Section 2.9(m) of the Disclosure Schedule sets forth each jurisdiction (other than U.S. federal) in which the Company and any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

(n) Neither the Company nor any Subsidiary has ever owned an interest in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(o) Neither the Company nor any Subsidiary has ever incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(p) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(q) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(r) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(s) Neither the Company nor any Subsidiary has ever engaged in any “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(t) Signature Genomic Laboratories, LLC is an “eligible entity” that is and, at all times since its formation, has been properly treated for Tax purposes as disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1).

(u) Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(v) Section 2.9(v) of the Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.

2.10 Assets.

(a) The Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Liens. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Financial Statements in accordance with GAAP (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Section 2.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries with a book value greater than $5,000.

(c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

2.11 Owned Real Property. Section 2.11 of the Disclosure Schedule lists the property address and the legal description of all Owned Real Property. With respect to each piece of Owned Real Property:

(a) the Company or a Subsidiary has marketable title to such Owned Real Property, free and clear of any Lien, easement, environmental lien, environmental use restriction, covenant or other restriction, except for recorded easements, covenants and other non-environmental restrictions which do not impair the uses, occupancy or value of such Owned Real Property;

(b) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Owned Real Property, (ii) pending or, to the Knowledge of the Company, threatened litigation or administrative actions relating to such Owned Real Property or (iii) other matters affecting adversely the Company’s use of the Owned Real Property for the operation of its business or the value thereof;

(c) to the Knowledge of the Company, the legal description for such Owned Real Property contained in the deed thereof describes such Owned Real Property fully and adequately; the buildings and improvements may be used as of right under applicable zoning and land use laws for the current uses of the property, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company or a Subsidiary) the right of use or occupancy of any portion of such Owned Real Property;

(e) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein;

(f) to the Knowledge of the Company, all facilities located on such Owned Real Property are supplied with utilities and other services necessary for the current operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer;

(g) all of the utilities and other services supplied to the facilities located on such Owned Real Property are adequate for the current uses of the property in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such Owned Real Property;

(h) such Owned Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such property;

(i) neither the Company nor any Subsidiary has received notice of, and to the Knowledge of the Company, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property;

(j) to the Knowledge of the Company, the improvements constructed on such Owned Real Property are in good condition and proper order, free of roof leaks, insect infestation, and construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order;

(k) such Owned Real Property is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code, or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (iii) to fulfill the requirements of any lease. No building or other improvement not included in such Owned Real Property relies on any part of such Owned Real Property to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such Owned Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels; and

(l) the Company has made available to the Buyer complete and accurate copies of all of the following materials relating to such Owned Real Property, to the extent in the Company’s possession or control: title insurance policies and commitments; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Owned Real Property; surveys; as-built construction plans; construction contracts and warranties; appraisals; structural inspection, soils, environmental assessment and similar reports.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Company has made available to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect the Company or the Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company, nor any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) the Company has no Knowledge of any Lien, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

(g) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary;

(h) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease; and

(i) the Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owner(s), as applicable. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. To the Knowledge of the Company, all Company Registrations are valid and enforceable. All issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

(b) There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced, or to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have not made any material misrepresentation in such applications. The Company has no Knowledge of any information that would preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.

(c) Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer (including the Company and the Subsidiaries) following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens. All joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule. Except for the Company Intellectual Property, no other Intellectual Property is necessary to (i) Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Company and the Subsidiaries, (ii) Exploit the Internal Systems as they are currently used and contemplated to be used in the future by the Company and the Subsidiaries and (iii) otherwise conduct the Company’s business in the manner currently conducted and contemplated to be conducted in the future by the Company and the Subsidiaries.

(d) The Company or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary have complied with all applicable contractual and legal requirements pertaining to information privacy and security, including their respective Privacy Policies. The complete and accurate text of all current and past Privacy Policies have been provided to the Buyer. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. To the Knowledge of the Company, there has been no (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary or (ii) breach of the Company’s or any Subsidiary’s security procedures or Privacy Policy wherein confidential information or personally identifiable information has been disclosed to a third person. The Company and each Subsidiary has policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e) None of the Customer Offerings, the past or current or currently contemplated Exploitation thereof by the Company or the Subsidiaries or any other activity of the Company or the Subsidiaries infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. The Exploitation of the Customer Offerings by any reseller, distributor, customer or user thereof (to the extent consistent with the agreements pursuant to which the Company or any Subsidiary has made the Customer Offerings available to such Person) does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Company’s or any Subsidiary’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with their business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any

Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f) To the Knowledge of the Company, no Person (including any current or former employee or consultant of Company or the Subsidiaries) or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any of the Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property or of any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary.

(g) Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or a Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as described in Section 2.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 2.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any Subsidiary Exploits it (excluding currently-available, off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company or any Subsidiary pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.

(i) Neither the Company nor any Subsidiary has licensed, distributed or disclosed, nor does the Company have Knowledge of any distribution or disclosure by others (including its and the Subsidiaries’ employees and contractors) of, the Company Source Code to any Person, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Company and the Subsidiaries have taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, the Subsidiaries, their escrow agent(s) or any other Person to any third party.

(j) Except as set forth in Section 2.13(j) of the Disclosure Schedule, all of the Software and Documentation comprising, incorporated into or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary and waiving their non-assignable rights (including moral rights) in favor of the Company or a Subsidiary and its permitted assigns and licensees, and have no residual claim to such materials.

(k) Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Company or the Subsidiaries have utilized in any way in the Exploitation of Company Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including whether and how the Open Source Materials have been modified and/or distributed by the Company or the Subsidiaries. Except as specifically disclosed in Section 2.13(k) of the Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings, (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or a Subsidiary or (iii) used Open Source Materials, or any other Software, Documentation or materials, that create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including using any Open Source Materials, or any other Software, Documentation or materials, that require, as a condition of Exploitation of such Open Source Materials, Software, Documentation or materials, that other Software, Documentation or materials incorporated into, derived from or distributed with such Open Source Materials, or other Software, Documentation or other materials, be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge or minimal charge).

(l) Each employee of the Company or any Subsidiary and each independent contractor of the Company or any Subsidiary has executed a valid and binding written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived and/or reduced to practice by the employee as part of his or her employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(m) The Customer Offerings and the Internal Systems are free from defects in design, workmanship and materials and conform to the written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company and the Subsidiaries have not received any written warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 2.13(m) of the Disclosure Schedule.

(n) The Company and the Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of any Company Owned Intellectual Property, Customer Offerings, Internal Systems or facilities or equipment used in connection therewith, which support, funding, resources or assistance would result in ownership of or any other rights in any Company Owned Intellectual Property by any such entity. Section 2.13(n) of the Disclosure Schedule lists each item of Company Licensed Intellectual Property which, to the Knowledge of the Company, (i) was invented, created, developed, authored, conceived and/or reduced to practice with support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source or (ii) requires, whether pursuant to any agreement, Laws and Regulations (including 35 U.S.C. §§200-212) or otherwise, that any Customer Offering or Internal System be manufactured or provided, to any extent, in any particular country.

2.14 Inventory. All inventory of the Company and the Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or net realizable value on a first-in, first-out basis.

2.15 Contracts.

(a) Section 2.15(a) of the Disclosure Schedule lists the following agreements (each a “Contract”) to which the Company or any Subsidiary is a party:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves more than the sum of $100,000 or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which the Company or a Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality, non-competition or non-solicitation (other than confidentiality agreements with customers or employees of the Company or any Subsidiary set forth in the Company’s or the applicable Subsidiary’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been made available to the Buyer);

(vii) any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement;

(viii) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(ix) any agreement involving any current or former officer, director or stockholder of the Company or any Affiliate thereof;

(x) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xi) any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(xii) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xiii) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of (A) the Company or any Subsidiary as currently conducted and as currently proposed to be conducted or (B) the Buyer or any of its subsidiaries or Affiliates;

(xiv) any capitated managed care or other similar agreement pursuant to which the Company or any Subsidiary has agreed to perform an unlimited number of tests or other services for a fixed fee;

(xv) any agreement to perform services or sell products pursuant to which the Company or a Subsidiary is expected to incur variable costs in excess of the expected payments to the Company or such Subsidiary pursuant to such agreement;

(xvi) any agreement giving another party a right of refund from the Company or any Subsidiary;

(xvii) any agreement pursuant to which a customer of the Company or any Subsidiary has prepaid for products or services;

(xviii) any agreement for which the customer has already been billed or paid that has not been fully accounted for on the Most Recent Balance Sheet; and

(xix) any other agreement (or group of related agreements) either (A) involving more than $100,000 or (B) not entered into in the Ordinary Course of Business and involving more than $25,000.

(b) The Company has made available to the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Contract.

(c) Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15(a) of the Disclosure Schedule under the terms of Section 2.15(a).

(d) Signature Genomic Laboratories, LLC (“SGL”) has, prior to the date hereof, provided a notice of termination with respect to the agreements listed as items (3) and (4) on Section 2.15(d) of the Disclosure Schedule. As of the Closing, such agreements listed as items (3) and (4) on Section 2.15(d) of the Disclosure Schedule shall have been terminated in full, and neither the Seller, the Company nor SGL shall have any further obligations under such agreements.

2.16 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs, counterclaims or disputes and are current and collectible (within 330 calendar days after the Closing Date), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs, counterclaims or disputes and are collectible (within 330 calendar days after the Closing Date), net of a reserve for bad debts related to such accounts receivable in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Except for matters listed in the hold analysis report, dated March 31, 2010, delivered by the Company to the Buyer, neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.18 of the Disclosure Schedule identifies all claims asserted by the Company or any Subsidiary pursuant to any insurance policy since their respective dates of incorporation or formation and describes the nature and status of each such claim.

2.19 Litigation. There is no Legal Proceeding against the Company or any Subsidiary which is pending or has been threatened in writing to the Company. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

2.20 Employees.

(a) Section 2.20(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all employees of the Company and each Subsidiary, (ii) all officers, directors and managers of the Company and each Subsidiary, (iii) all employment agreements to which the Company or any Subsidiary is bound and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) of each employee, officer, manager or director of the Company and each Subsidiary as of (A) the Most Recent Balance Sheet Date and (B) the date of this Agreement. Any accruals for incentive bonuses to employees of the Company and the Subsidiaries for the current or prior fiscal year are accurately reflected on the Financial Statements. Section 2.20(a) of the Disclosure Schedule also shows totals as of February 28, 2010, for each listed employee, of (x) accrued but unused vacation and sick leave and (y) accrued but unpaid bonuses and commissions.

(b) Neither the Company, any Subsidiary nor any of their respective predecessors (or any other Person for whose conduct any of them are or may be responsible) has breached or violated any (i) Laws and Regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws and Regulations respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement or other agreement covering individual employees; and no claims, controversies, investigations, audits or suits are pending or, to the Knowledge of the Company, threatened with respect to such Laws and Regulations or agreements, either by private individuals or by Governmental Entities. Neither the Company nor any Subsidiary has incurred, and no circumstances exist under which the Company or any Subsidiary could incur, any Liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees. All employees of the Company and the Subsidiaries are employed on an at-will basis.

(c) Neither the Company nor any Subsidiary is, or since January 1, 2006, has been, engaged in any unfair labor practice or the subject of any unfair labor practice complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council.

(d) Neither the Company nor any Subsidiary has been a party to or bound by any collective bargaining agreement, trade union agreement, works council, employee representative agreement or information or consultation agreement; and the Company and each Subsidiary have complied with their respective obligations to inform, consult with and/or obtain consent under any such arrangement or from any such entity or covered employee about the transactions contemplated hereby. There have been no labor unions or other organizations representing or, to the Knowledge of the Company, purporting or attempting to represent any employee of the Company or any Subsidiary. To the Knowledge of the Company, since January 1, 2006, no employee of the Company or any Subsidiary has attempted to organize a labor union or other organization to represent any employee of the Company or any Subsidiary (including any filing of a petition for certification). No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Company or any Subsidiary is currently ongoing or, to the Knowledge of the Company, has been threatened since January 1, 2006.

(e) Section 2.20(e) of the Disclosure Schedule contains a list of all individual independent contractors currently engaged by the Company or the Subsidiaries, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth in Section 2.20(e) of the Disclosure Schedule, none of such independent contractors is a party to a written agreement or contract with the Company or any Subsidiary. Each such independent contractor has entered into the Company’s or the applicable Subsidiary’s standard form of confidentiality, assignment of inventions and non-competition agreement with the Company or the applicable Subsidiary, a copy of which has previously been made available to the Buyer. All Persons who have performed services for the Company or any Subsidiary while classified as independent contractors have satisfied the requirements of Laws and Regulations to be so classified, and the Company and each Subsidiary has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so. There are no, and at no time have been, any independent contractors who have provided services to the Company or any Subsidiary for a period of six (6) consecutive months or longer.

(f) Neither the Company nor any Subsidiary has caused (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment of the Company or any Subsidiary or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Laws and Regulations. No employee of the Company or any Subsidiary has suffered an employment loss as defined in the WARN Act within the 90 day period ending on the Closing Date. All costs and expenses related in any way to the termination of employment (for any reason or no reason, and whether initiated by the Company or any Subsidiary or the employee) of any employee of the Company or any Subsidiary prior to the Closing, whether such costs and expenses have been incurred or are to be incurred in the future, will be (unless fully paid and discharged prior to the Closing Date) reflected in full as Liabilities on the Preliminary Closing Balance Sheet.

(g) All current and former employees of the Company or any Subsidiary have entered into confidentiality, assignment of inventions, non-competition and non-solicitation agreements in favor of the Company or such Subsidiary that remain in effect. No employee of the Company or any Subsidiary (i) to the Knowledge of the Company, is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others or (ii) in the case of any key employee or group of key employees, has given notice to the Company or any Subsidiary that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or such Subsidiary.

(h) Neither the Company nor any Subsidiary, director, officer or other key employee of the Company or any Subsidiary, or any Affiliate of any of the foregoing, has any existing undisclosed contractual relationship with the Company or any Subsidiary or owns, directly or indirectly, individually or collectively, any interest in any entity that is in a business similar or competitive to the business of the Company and the Subsidiaries.

(i) Section 2.20(i) of the Disclosure Schedule contains a listing (by fiscal quarter) of workers’ compensation claims of the Company and the Subsidiaries since January 1, 2006.

(j) Section 2.20(j) of the Disclosure Schedule sets forth a list of each employee of the Company or any Subsidiary who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or any

Subsidiary provided to the United States Department of Labor (“DOL”) and the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the Knowledge of the Company, complete and accurate at the time of filing such applications. The Company or applicable Subsidiary received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the Knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.

(k) All individuals employed by the Company or any Subsidiary in the United States are citizens of, permanent residents in or otherwise legally able to work in the United States. No individuals are employed by the Company or any Subsidiary outside of the United States.

(l) The Company and each Subsidiary has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

2.21 Employee Benefits. With respect, as applicable, to Benefit Plans and Benefit Arrangements:

(a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Company Benefit Plans and Company Benefit Arrangements. The Company has made available to the Buyer complete and accurate copies of the following documents with respect to each Company Benefit Plan and Company Benefit Arrangement, to the extent applicable: (i) all plan or arrangement documents; (ii) the most recent Form 5500 and any attached financial statements and those for any period commencing on or after January 1, 2006; (iii) summary plan descriptions and summaries of material modifications that describe the Company Benefit Plans or Company Benefit Arrangements; (iv) all reports received since January 1, 2006 from any Governmental Entity, third-party administrators, actuaries, investment managers, consultants or other independent contractors (other than individual account records or participant statements) or prepared by employees of the Company or the Subsidiaries or their ERISA Affiliates; (v) all notices that the IRS, DOL or any other Governmental Entity issued to the Company or the Subsidiaries on or after January 1, 2006; and (vi) employee manuals or handbooks containing personnel or employee relations policies.

(b) The only Qualified Plan currently in operation is the Signature Genomic Laboratories, LLC 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”). The 401(k) Plan is maintained on a “prototype” plan document that has received a determination (or opinion) letter from the IRS to the effect that it is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination (or opinion) letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened, and no such plan has been amended or operated since the date of its most recent determination (or opinion) letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

Each Company Benefit Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable Laws and Regulations, including federal and state securities Laws and Regulations and any reporting and disclosure requirements; with respect to each Company Benefit Plan, no transactions prohibited by Section 4975 of the Code or Section 406 of ERISA and no breaches of fiduciary duty described in Section 404 of ERISA have occurred; the Company and the Subsidiaries, as applicable, have fiduciary liability insurance in effect covering the fiduciaries of the Company and the Subsidiaries, as applicable, plans and arrangements with respect to whom the Company and the Subsidiaries could have Liability; and no act or omission has occurred and no condition exists with respect to any Benefit Plan or Benefit Arrangement that could reasonably be expected to subject the Company or any Subsidiary to (i) any fine, penalty, tax or Liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Benefit Plan or Benefit Arrangement.

(c) Neither the Company, any Subsidiary nor any of their ERISA Affiliates has ever maintained, sponsored or been required to contribute or had any Liability with respect to any plan subject to Title IV of ERISA.

(d) Each Company Benefit Plan and Company Benefit Arrangement is amendable and terminable unilaterally and with no further expense by the Company or the applicable Subsidiary (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Benefit Plan, Company Benefit Arrangement, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or the applicable Subsidiary from amending or terminating any such plans or arrangements. The investment vehicles used to fund the Company Benefit Plans and Company Benefit Arrangements may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(e) There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Company Benefit Plan or Company Benefit Arrangement (including any such claim or lawsuit against any fiduciary of any such Company Benefit Plan or Company Benefit Arrangement), nor, to the Knowledge of the Company, is there any basis for any such claim or lawsuit. No Company Benefit Plan or Company Benefit Arrangement is or has been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity (including the IRS and DOL). No voluntary or required corrections procedures are in progress, under internal or governmental review, or contemplated, and no corrections procedures have been filed with any Governmental Entity since January 1, 2006.

(f) No Company Benefit Plan or Company Benefit Arrangement or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any Laws and Regulations that, as a result of the transactions contemplated hereby or upon related, concurrent or subsequent employment termination, would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) trigger any Liability, (v) forgive any indebtedness, (vi) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made), (vii) promise or provide any tax gross ups or indemnification, whether under Section 280G or 409A of the Code or otherwise, or (viii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, member, equity owner, employee, officer, manager or director of the Company or the Subsidiaries has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.

(g) The Company and each Subsidiary have paid all amounts they are required to pay as contributions to the Company Benefit Plans and Company Benefit Arrangements; all benefits accrued under any unfunded Company Benefit Plan or Company Benefit Arrangement will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of the date of the Preliminary Closing Balance Sheet; the assets of each Company Benefit Plan that is funded are reported at their fair market value on the books and records of such Company Benefit Plan; no Company Benefit Plan that is subject to Part 4 of Title I of ERISA has assets that include securities issued by the Company, any Subsidiary or any of their ERISA Affiliates.

(h) All group health plans of the Company, the Subsidiaries and their ERISA Affiliates comply with the requirements of COBRA, Section 5000 of the Code, HIPAA and any other comparable Laws and Regulations; neither the Company nor any Subsidiary provides benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code; neither the Company nor any Subsidiary has any Liability under or with respect to COBRA for its own actions or omissions or those of any predecessor (or any other Person for whose conduct it is or may be responsible) other than to provide health care continuation coverage to qualified beneficiaries; and no employee, director or manager, or former employee, director or manager (or beneficiary of any of the foregoing) of the Company or the Subsidiaries is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Laws and Regulations or the terms of the Qualified Plan requires (other than in a tax and plan compliant manner during a severance period covering one or more individuals and disclosed in Section 2.21(h) of the Disclosure Schedule) and there have been no written or oral commitments inconsistent with the foregoing.

(i) Each Company Benefit Plan or Company Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in compliance with then applicable guidance under Section 409A of the Code. No stock option or stock appreciation right granted by the Company or the Subsidiaries had an exercise or measurement price that was or may have been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.

(j) There are no loans or extensions of credit from the Company or any Subsidiary to any employee of or independent contractor of the Company or any Subsidiary.

(k) There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company or any Subsidiary.

2.22 Environmental Matters.

(a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any Liability arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any Liability arising under any Environmental Law.

(d) Set forth in Section 2.22(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, the Subsidiaries or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or, to the Knowledge of the Company, has access to from a source that is not generally available to the public. A complete and accurate copy of each such document has been provided to the Buyer.

(e) The Company has no Knowledge of any environmental Liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

2.23 Legal Compliance.

(a) The Company and each of the Subsidiaries are conducting and have conducted their respective businesses and operations in compliance with all applicable Laws and Regulations of any Governmental Entity, including all applicable Healthcare-Related Laws. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with or violation with respect to any applicable Laws and Regulations. There has not been any violation of any Laws and Regulations by the Company or any Subsidiary in their product development efforts, submissions or reports to any Governmental Entity that would reasonably be expected to require investigation, corrective action or enforcement action. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, notice, FDA warning letter, FDA inspection, mandatory or voluntary recall, safety alert, enforcement proceeding or request for information pending or, to the Knowledge of the Company, threatened relating to the Company or any Subsidiary or to the conduct of their respective businesses or the ownership or operation of their respective properties or assets, and neither the Company nor any Subsidiary has any Liability for failure to comply with any applicable Healthcare-Related Law. There is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, demand letter, notice, FDA warning letter, FDA inspection, mandatory or voluntary recall, safety alert, enforcement proceeding or request for information or any such liability. Neither the Company nor any Subsidiary has ever been or is now subject to FDA’s Application Integrity Policy (“AIP”) or possesses any documents related to AIP.

(b) The facilities of the Company and the Subsidiaries are registered, as required, and each product manufactured by or on behalf of the Company or any Subsidiary in the United States for commercial distribution or in commercial distribution (the “Products”) is listed, as required, with the FDA under Section 510 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq. (the “FD&C Act”), and the applicable rules and regulations thereunder. Each Product in commercial distribution is either a Class I or Class II medical device as defined under 21 U.S.C. §360c(a)(1)(A) and (B) and applicable rules and regulations thereunder and was first marketed under, and is covered by, a premarket notification in compliance with 21 U.S.C. §360(k) and the applicable rules and regulations thereunder, or is exempt from such premarket notification in accordance with 21 U.S.C. §360(l) or (m) and applicable rules and regulations thereunder. The Company and the Subsidiaries are currently, and have been at all times, in compliance with, and each Product is, and has been at all times, designed, researched, tested, manufactured, prepared, assembled, packaged, labeled, stored, installed, distributed, marketed, sold, transported, serviced and processed in compliance with all applicable Healthcare-Related Laws, including the FDA’s current good manufacturing practice (cGMP) requirements set forth in the Quality System Regulation (21 C.F.R. Part 820). The Company and the Subsidiaries are, and have been at all times, in compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803. The premises of the Company and the Subsidiaries and the records of the Company and the Subsidiaries relating to the Products have not been inspected by the FDA. None of the Company or any Subsidiary is subject to any enforcement proceedings by the FDA and, to the Company’s Knowledge, no such proceedings have been threatened.

(c) Except as listed in Section 2.23(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has received or possesses any of the following documents: (i) 510(k) rescission letters; (ii) PMAs, PMA Supplements or Investigational Device Exemptions (IDEs); (iii) investigational plans for currently active device investigations; (iv) documentation related to regulatory action(s) taken by the FDA or any other Governmental Entity against the Company or any Subsidiary, including notices of adverse findings, regulatory or warning letters, untitled letters or recalls; (v) documentation related to voluntary or mandatory recalls or withdrawals of any products of the Company or any Subsidiary; (vi) reports of removals or corrections or correspondence to and from the FDA concerning such reports and all related investigations; or (vii) safety alerts.

(d) The Company has provided the Buyer a true and correct copy of (i) a list of all products ever marketed by the Company, any Subsidiary or any predecessor thereto, in the United States or outside of the United States, and for each such product, the legal basis for distributing the product in interstate commerce, (ii) all justifications for not filing a 510(k) pre-market notification with the FDA for a change or modification to a marketed device, including any justifications drafted by or on behalf of any predecessor to the Company or any Subsidiary, (iii) all substantially equivalent or not substantially equivalent letters issued by the FDA to the Company or the Subsidiaries, including those received by or on behalf of any predecessor to the Company or any Subsidiary, (iv) all correspondence, meeting notes or minutes, telephone notes and memoranda, or related documents concerning communications between the FDA or any other Governmental Entity and the Company, any Subsidiary or any predecessor thereto as they relate to, without limitation, 510(k) pre-market notifications, including requests for additional information and responses thereto, or compliance with any Healthcare-Related Laws, (v) all management review reports and management/executive meeting minutes, (vi) all documents related to regulatory action(s) taken by the FDA or any other Governmental Entity, including warning letters, untitled letters, notices of adverse findings and similar written correspondence received by the Company or the Subsidiaries, and including all documents showing corrective actions undertaken by such Company, any Subsidiary or any predecessor thereto in response to such regulatory action(s), and documents showing action(s) taken by the Company, any Subsidiary or any predecessor thereto to avert such regulatory action(s), (vii) all documents related to inspections of the Company, the Subsidiaries, or any predecessor thereto, or their suppliers for compliance with the FD&C Act, including all reports of inspection and lists of observations, including Establishment Inspection Reports, and all comparable documents relating to inspections by other Governmental Entities, (viii) all Medical Device Reports (MDRs) submitted to the FDA by the Company or any Subsidiary, including those submitted by any predecessor to the Company or any Subsidiary, (ix) all MedWatch forms received by the Company, any Subsidiary or any predecessor thereto, (x) all cGMP audits of the Company, any Subsidiary or any predecessor thereto and their suppliers, (xi) all product labeling and advertising currently in use, including that posted on the Company’s or any Subsidiary’s website or user’s manuals and (xii) all documents related to coverage and/or payment policies of government healthcare programs with respect to any Products or anticipated products of the Company or any Subsidiary.

(e) Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any officer, director, employee, contractor, consultant or agent of the Company or any Subsidiary, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”) or any similar policy, or for any other state or foreign governmental authority to invoke substantially similar policies. Neither the Company nor any Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of any Company employee, officer, director, contractor, consultant or agent by the FDA pursuant to the FDA Ethics Policy. The Company and the Subsidiaries have not, nor, to the Company’s

Knowledge, have any of its officers, directors, employees, contractors, consultants or agents, been convicted of any crime or engaged or accused of being engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion, or any government-wide non-procurement suspension or debarment, under the FD&C Act or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Entity. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment, suspension or exclusion are pending or, to the Knowledge of the Company, threatened against the Company, or any Subsidiary or their officers, directors, contractors, consultants, employees or agents.

(f) Each of the services and products of the Company and the Subsidiaries that is currently being or that has been sold or provided by or on behalf of the Company or any Subsidiary, and each of the product candidates that is currently being developed by or on behalf of the Company or any Subsidiary, is being, and at all times has been, designed, developed, tested, manufactured, processed, assembled, packaged, labeled, stored, transported, installed, serviced, marketed, sold and distributed, as applicable, in compliance with all applicable Healthcare-Related Laws, including those requirements relating to cGMP requirements set forth in the Quality System Regulation (21 C.F.R. Part 820), good laboratory practice (21 C.F.R. Part 58) and good clinical practice (including 21 C.F.R. Parts 50, 54, 56 and 812).

(g) The Company, each Subsidiary and each product of the Company and the Subsidiaries that is currently being or that has been sold or distributed by or on behalf of the Company or any Subsidiary, has all applicable Registrations from the FDA or any other comparable Governmental Entity required to conduct their respective businesses. Each of the Registrations is valid and subsisting in full force and effect, and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company does not have Knowledge that the FDA or any other comparable Governmental Entity is or may consider limiting, suspending, revoking or terminating such Registrations or changing the marketing classification or labeling of the Company’s Products. There is no false or misleading information or significant omission in any Product application or other submission made by the Company or any Subsidiary to the FDA or any other comparable Governmental Entity. The Company and the Subsidiaries have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation, suspension, limitation or termination of any such Registration or would result in any other impairment of the rights of the holder of any such Registration. To the Company’s Knowledge, any third party that is a supplier, manufacturer, or contractor for the Company or any Subsidiary is in compliance with all Registrations from the FDA or any comparable Governmental Entity insofar as they pertain to the manufacture or supply of product components or Products for the Company and the Subsidiaries.

(h) The pre-clinical and clinical trials (including any post-marketing studies) conducted by or on behalf of the Company and the Subsidiaries were, and if still pending, are, being conducted in accordance with all applicable clinical trial protocols, informed consents, standards for protection of human research subjects and other Healthcare-Related Laws, including good clinical practice and good laboratory practice regulations, as applicable.

(i) Neither the Company nor any Subsidiary is subject to any obligation arising under a civil, criminal, administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity or otherwise pursuant to any Healthcare-Related Law.

(j) None of the services or Products of the Company or any Subsidiary has been seized, withdrawn, recalled, detained, or subject to a suspension, termination or other impairment of manufacturing, and, to the Company’s Knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension, termination or other impairment of manufacturing relating to any Product or service, (ii) a change in the labeling of any Product or service or (iii) a termination, seizure or suspension of marketing of any Product or service. No proceedings by FDA or any comparable Governmental Entity seeking the withdrawal, recall, suspension, import detention, or seizure of, or any corrective action relating to, any Product are pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

(k) Neither the Company nor any Subsidiary has submitted any claim for reimbursement to any government healthcare program in connection with any patient referrals that violated any applicable physician self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (the “Stark Law”), or any applicable foreign, federal, state or local physician self-referral law. Except as provided in Section 2.23(k) of the Disclosure Schedule, no physicians who have referred business to the Company or any Subsidiary, and no family members of such physicians have, or had at the time of such referral, an investment, compensation or other financial interest in the Company or any Subsidiary.

(l) Neither the Company nor any Subsidiary has submitted any claim for payment to any government healthcare program in violation of any laws relating to false claims or fraud, including the Federal False Claims Act, 31 U.S.C. § 3729, et seq., or any applicable foreign, federal, state or local false claims or fraud law.

(m) The Company and the Subsidiaries, as applicable, have at all times maintained CLIA certification and any required state certifications, including from the State of New York, related to the regulation of clinical laboratories that operate or provide testing services in the United States.

(n) Neither the Company nor any Subsidiary has offered, paid or accepted any remuneration in violation of the federal health care anti-kickback law, 42 U.S.C. 1320a-7b, or any comparable state or foreign anti-kickback Laws and Regulations. Except as specified in Section 2.23(n) of the Disclosure Schedule, the Company’s and the Subsidiaries’ sales, pricing, discounting, rebate and marketing arrangements, including any consulting agreements or arrangements with healthcare professionals, conform and have at all times conformed with all applicable anti-kickback safe harbors at 42 C.F.R. 1001.952.

(o) The collection, use, storage, transfer and disclosure by the Company and the Subsidiaries of any Protected Health Information (as defined in HIPAA) (“Information

Practices”), and use by third parties having authorized access to the websites of the Company and the Subsidiaries or other records, conforms, and at all times has conformed, to all Laws and Regulations, including applicable provisions of HIPAA and all applicable standards set forth in any final regulations and orders promulgated under HIPAA, and all contractual commitments of the Company and the Subsidiaries to their customers, the viewers of the websites of the Company and the Subsidiaries, and third parties relating to such practices. The Information Practices of the Company and the Subsidiaries have been consistent with all statements or representations made to customers, potential customers and third parties, whether orally or in writing, regarding such practices. Without limiting the foregoing, the Company and the Subsidiaries have taken all necessary and appropriate steps to comply with the regulations set forth at 45 C.F.R. Parts 160, 162, and 164 as promulgated by the U.S. Department of Health and Human Services, and has obtained all written authorizations or assurances, distributed all notices, created and maintained all policies and documentation and entered into and complied with all agreements as may be required under such regulations. The Company and each of the Subsidiaries have provided to the Buyer complete and accurate copies of their Notice of Privacy Practices (as defined in HIPAA), HIPAA compliance policies and all business associate agreements and/or data use agreements to which it is or has been a party. Neither the Company nor any Subsidiary has received any complaint or notice alleging or inquiring into any actual or suspected violation of HIPAA or other applicable health data regulation, and, to the Knowledge of the Company, there is no basis for any such complaint or notice.

(p) Neither the Company, any Subsidiary nor any officer, director, employee or agent thereof acting on behalf of the Company or any Subsidiary, has condoned any act or authorized, directed or participated in any act in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee or agent.

(q) Neither the Company, any Subsidiary nor any officer, director, employee or agent thereof acting on behalf of the Company or any Subsidiary has exported, re-exported or disclosed to a non-U.S. person, any commodity, software or technology except in accordance with applicable Laws and Regulations governing such exports, re-exports and disclosures, including the U.S. Export Administration Regulations of the U.S. Department of Commerce and the Foreign Assets Control Regulations of the U.S. Department of the Treasury.

2.24 Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer of the Company or any Subsidiary during the last full fiscal year and the interim period through the Most Recent Balance Sheet Date that had aggregate annualized purchases from the Company and the Subsidiaries of greater than $100,000, and the amount of revenues accounted for by such customer during each such period, and (b) each supplier to the Company or any Subsidiary of any significant product or service that would not be able to be obtained from another supplier without unreasonable delay, expense or burden. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any Subsidiary.

2.25 Permits. The Company and the Subsidiaries hold all Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted, all of which are listed in Section 2.25 of the Disclosure Schedule. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension, revocation or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.26 Certain Business Relationships With Affiliates. No Affiliate of the Company or any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.27 Brokers’ Fees. Neither the Company nor any Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all corporate or limited liability company actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors, members or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

2.29 Prepayments, Prebilled Invoices and Deposits.

(a) Section 2.29(a) of the Disclosure Schedule sets forth as of February 28, 2010 (i) all prepayments, prebilled invoices and deposits that have been received by the Company and the Subsidiaries from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP.

(b) Section 2.29(b) of the Disclosure Schedule sets forth as of February 28, 2010 (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company and the Subsidiaries for products to be purchased, services to be performed or other benefits to be received after the Closing Date and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP.

2.30 Government Contracts.

(a) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company or any Subsidiary. Neither the Company nor any Subsidiary has been or is now being audited or investigated by the United States Government Accountability Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of any United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the Knowledge of the Company, has any such audit or investigation been threatened. To the Knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Neither the Company nor any Subsidiary has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

(b) To the Knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections); and the Company has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

2.31 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has made available to the Buyer complete and accurate copies of all documents listed or described in the Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1 Organization, Qualification and Limited Liability Company Power. The Seller is a limited liability company duly organized, validly existing and in limited liability company and tax good standing under the laws of the State of Delaware. The Seller is duly qualified to conduct business and is in limited liability company and tax good standing under the laws of each jurisdiction in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification. The Seller has all requisite power and authority (limited liability company and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its certificate of formation, limited liability company agreement and other organizational documents, each as amended and/or restated to date. The Seller is not in default under or in violation of any provision of its certificate of formation, limited liability company agreement or other organizational documents.

3.2 Authorization. The Seller has all requisite power and authority (limited liability company and other) to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the Escrow Agreement and the performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company and other action on the part of the Seller. This Agreement and the Escrow Agreement have been or will be as of the Closing Date duly and validly executed and delivered by the Seller and constitute or will constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

3.3 Noncontravention. Subject to the filing requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by the Seller of this Agreement or the Escrow Agreement, nor the performance by the Seller of its obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Seller, each as amended and/or restated to date, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the assets of the Seller are subject, (d) result in the imposition of any Lien upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets. Section 3.3 of the Disclosure Schedule sets forth a complete and accurate list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

3.4 Ownership of Outstanding Stock. The Seller holds beneficially and of record all of the Outstanding Stock, free and clear of any Liens (other than restrictions on transfer arising under the Securities Act and state or foreign securities laws). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of the Outstanding Stock. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good and marketable title to the Outstanding Stock, free and clear of all Liens.

3.5 Assets. The Seller does not own or otherwise hold any assets (tangible or intangible) that are used or may be useful for the conduct of the businesses of the Company or the Subsidiaries as presently conducted or as presently proposed to be conducted.

3.6 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Seller. There are no judgments, orders or decrees outstanding against the Seller.

3.7 Tax Matters. The Seller is an “eligible entity” that is, and at all time since its formation has been, properly treated for Tax purposes as a partnership pursuant to Treasury Regulations Section 301.7701-3.

3.8 Brokers’ Fees. The Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.9 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE EQUITY HOLDERS

As a material inducement to the Buyer to enter into this Agreement and to purchase the Outstanding Stock hereunder, each Equity Holder hereby severally, and not jointly, represents and warrants to the Buyer only with respect to itself and not with respect to any other Equity Holder as follows:

4.1 Organization. To the extent such Equity Holder is an entity (a) such Equity Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and such Equity Holder has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement and (b) such Equity Holder’s execution, delivery and performance of this Agreement has been duly authorized by all necessary action (corporate, limited liability company or other) by such Equity Holder.

4.2 Authorization. To the extent such Equity Holder is an entity, the execution and delivery by such Equity Holder of this Agreement, the performance by such Equity Holder of this Agreement and the consummation by such Equity Holder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Equity Holder. This Agreement has been duly and validly executed and delivered by such Equity Holder and constitutes a valid and binding obligation of such Equity Holder, enforceable against such Equity Holder in accordance with its terms.

4.3 Noncontravention. Neither the execution and delivery by such Equity Holder of this Agreement nor the performance by such Equity Holder of its obligations hereunder, nor the consummation by such Equity Holder of the transactions contemplated hereby, will (a) to the extent such Equity Holder is an entity, conflict with or violate any provision of the organizational documents of such Equity Holder, each as amended and/or restated to date, (b) require on the part of such Equity Holder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other arrangement to which such Equity Holder is a party or by which such Equity Holder is bound or to which any of the assets of such Equity Holder are subject, (d) result in the imposition of any Lien upon any assets of such Equity Holder or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Equity Holder or any of its properties or assets. Section 4.3 of the Disclosure Schedule sets forth a complete and accurate list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by such Equity Holder of the transactions contemplated by this Agreement.

4.4 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against such Equity Holder that could have an adverse effect on the goodwill or reputation of the Buyer, the Company or the Subsidiaries, the business, operations or future conduct of the Buyer, the Company or the Subsidiaries, the ability of such Equity Holder to perform its obligations under this Agreement or any other agreement contemplated hereby to which the Equity Holder is or will become a party or the ability of such Equity Holder to consummate the transactions contemplated hereby or thereby. There are no judgments, orders or decrees outstanding against such Equity Holder that could have an adverse effect on the goodwill or reputation of the Buyer, the Company or the Subsidiaries, the business, operations or future conduct of the Buyer, the Company or the Subsidiaries, the ability of such Equity Holder to perform its obligations under this Agreement or any other agreement contemplated hereby to which the Equity Holder is or will become a party or the ability of such Equity Holder to consummate the transactions contemplated hereby or thereby.

4.5 Brokers’ Fees. Such Equity Holder does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.6 Disclosure. No representation or warranty by such Equity Holder contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of such Equity Holder pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Seller and the Equity Holders that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

5.2 Authorization. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Escrow Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

5.3 Noncontravention. Subject to the filing requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by the Buyer of this Agreement or the Escrow Agreement, nor the performance by the Buyer of its obligations hereunder or thereunder, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other agreement to which the Buyer is a party or by which it is bound or to which any of its assets are subject or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

5.4 Broker’s Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.5 Due Diligence. Notwithstanding any access, meetings or discussions, or any other provision of this Agreement, the Buyer acknowledges that it is not relying upon any representation or warranty, express or implied, by operation of law or otherwise, as to the accuracy or completeness of any information regarding the Seller, the Company, the Subsidiaries or the business conducted by such parties, except as expressly set forth in Articles II, III and IV; provided, however, that in no event shall this Section 5.5 limit the Buyer’s ability to bring a claim against the Seller, the Company or the Equity Holders based on fraud. The Buyer further acknowledges and agrees that the Seller specifically disclaims any implied warranties of merchantability or fitness for any particular purpose.

5.6 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE VI

COVENANTS

6.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) each of their respective representations and warranties remain true and correct through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Closing are satisfied.

6.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense (subject to Section 6.7), all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or other applicable U.S. or foreign antitrust laws, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated (i) to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act except to the extent it elects to do so in its sole discretion or (ii) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

(b) The Equity Holders, the Seller, the Company and the Subsidiaries shall use their Reasonable Best Efforts to obtain, at their expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are set forth on Schedule 6.2(b).

6.3 Operation of Business. Except as expressly contemplated by this Agreement or consented to by the Buyer in writing, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article X hereof (the “Pre-Closing Period”), the Company shall, and shall cause each Subsidiary to, conduct its operations only in the Ordinary Course of Business and in compliance with all applicable U.S. federal, foreign, regional, state, provincial, county and local laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, during the Pre-Closing Period the Company shall not, and shall cause each Subsidiary not to, without the written consent of the Buyer:

(a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities;

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any Indebtedness; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(d) except as required to comply with applicable Laws and Regulations or agreements, plans or arrangements existing on the date of this Agreement and listed in the Disclosures Schedule, (i) take any action with respect to, adopt, enter into, terminate or amend any Company Benefit Plan or Company Benefit Arrangement or any collective bargaining agreement, (ii) increase the compensation or benefits of, or pay or promise any bonus to, any director, officer, employee or consultant or materially modify their terms of employment or engagement, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (iv) pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations described in Section 6.3(d) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets to and from customers and suppliers in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Lien;

(g) discharge or satisfy any Lien or pay any Liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws, certificate of formation, limited liability company agreement or other organizational documents;

(i) sell, assign, transfer, license or sublicense any Company Intellectual Property, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;

(j) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(k) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(l) make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax Liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, 2.13 or 2.15 of the Disclosure Schedule;

(n) make or commit to make any capital expenditure in excess of $25,000 per item or $50,000 in the aggregate;

(o) institute or settle any Legal Proceeding;

(p) take any action or fail to take any action permitted by this Agreement with the Knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company, the Seller or any Equity Holder set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article VII not being satisfied;

(q) knowingly fail to take any action necessary to preserve the validity or enforceability of any Company Intellectual Property or Permit; or

(r) agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, the Company shall and shall cause each of the Subsidiaries to (i) accept customer orders in the Ordinary Course of Business and (ii) continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any indebtedness, if any, in existence as of the date of this Agreement. Notwithstanding the foregoing provisions of this Section 6.3, nothing herein shall restrict the ability of the Seller to issue additional non-voting equity, or rights to acquire non-voting equity, of the Seller, to enter into or fulfill obligations under long-term employee incentive plans maintained solely by the Seller or to enter into compensation arrangements with employees or consultants solely of the Seller; provided that no such action may be taken, to the extent prohibited by this Section 6.3, if such action would in any way create a Liability of the Company or any Subsidiary or would otherwise in any way limit, impede, delay or otherwise adversely affect the ability of the Seller or the Company to promptly consummate the transactions contemplated by this Agreement.

6.4 Access to Information.

(a) During the Pre-Closing Period, the Company shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Company and the Subsidiaries, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records; provided that such investigation shall be conducted in a manner intended to minimize any material disruption of the businesses and operations of the Company and the Subsidiaries. The Company shall (and shall cause each Subsidiary to) furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request.

(b) Within 15 business days after the end of each month ending prior to the Closing, beginning with March 31, 2010, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

6.5 Notice of Breaches. During the Pre-Closing Period, the Company, the Seller and each Equity Holder shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company, the Seller or any Equity Holder in this Agreement or the Disclosure Schedule incomplete or inaccurate in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule. Notwithstanding the foregoing, if (a) such supplemental information relates to an event or circumstance arising after the date of this Agreement (without breach of Section 6.3 or Section 6.6), (b) such supplemental information is accompanied by a written statement from the Seller and the Company informing the Buyer of the Seller’s and the Company’s belief that the Buyer is entitled to terminate this Agreement in accordance with Section 10.1(b) as a result of such supplemental information (which statement shall be binding on the Seller and the Company) (such written statement, a “Buyer Termination Right Notice”) and (c) the Buyer would, in fact, have the right to terminate this Agreement pursuant to Section 10.1(b) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purpose of Article VIII such that the Buyer shall not be entitled to indemnification under Article VIII with respect to such matter to the extent of the information so disclosed; provided, however, that if such supplemental information is provided to the Buyer less than two (2) business days prior to the scheduled Closing Date, then the Closing Date shall be deferred by two (2) business days to provide the Buyer with sufficient time to evaluate such information.

6.6 Exclusivity.

(a) During the Pre-Closing Period, each Equity Holder, the Seller and the Company shall not, and each such Party shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary, (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Outstanding Stock to any party (other than the Buyer or its representatives) in furtherance of a proposal related to any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer, its Affiliates or its representatives) concerning any such transaction.

(b) Each Equity Holder, the Seller and the Company shall immediately notify any party with which discussions or negotiations of the nature described in Section 6.6(a) were pending that such Party is terminating such discussions or negotiations. If any Equity Holder, the Seller or the Company receives any inquiry, proposal or offer of the nature described in Section 6.6(a), then such Party shall, within one (1) business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

6.7 Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Seller will pay all fees and expenses incurred by or on behalf of the Equity Holders, the Seller and the Company in connection with the transactions contemplated hereby. The Buyer and the Seller shall each be responsible for payment of one-half of all sales or transfer Taxes (including real property transfer Taxes) arising out of the conveyance of the Outstanding Stock to the Buyer. The Buyer shall pay all filing fees incurred in connection with complying with the Hart-Scott-Rodino Act.

6.8 Access to Customers and Suppliers. The Company shall, if requested by the Buyer, introduce the Buyer to customers and suppliers of the Company and the Subsidiaries for the purpose of facilitating the post-Closing integration of the Company and the Subsidiaries and their businesses into that of the Buyer; provided that if the Buyer requests any such introduction, the Company shall be entitled to have a representative present, in person or telephonically, at such introduction and at any additional meetings between the Buyer and such customer or supplier that are held prior to the Closing and relate to post-Closing integration and other matters arising under this Agreement. Notwithstanding the foregoing, the Company shall not be required to make any such introduction if such introduction would reasonably be expected to have a material adverse effect on the business of the Company and the Subsidiaries taken as a whole.

6.9 Proprietary Information.

(a) From and after the Closing, the Equity Holders, the Seller and each of their respective Affiliates shall not disclose or make use of any information relating to the business of the Company or any Subsidiary that provides the Company, any such Subsidiary or the Buyer with a competitive advantage (or that could be used to the disadvantage of the Company, any Subsidiary or the Buyer by a competitive business), which is not generally known by, nor easily learned or determined by, Persons outside the Company (collectively referred to herein as “Proprietary Information”), including: (i) specifications, manuals, products and software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company, the Subsidiaries or the Buyer; (iv) sales proposals, demonstrations systems and sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company or any Subsidiary; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company, the Subsidiaries or the Buyer as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded.

Proprietary Information shall not include such information that the Equity Holders and the Seller can demonstrate (A) is generally available to the public (other than as a result of a disclosure by an Equity Holder, the Seller or an Affiliate of any of them), (B) was disclosed to the Equity Holder or the Seller by a third party under no obligation to keep such information confidential or (C) was independently developed by the Equity Holder or the Seller without reference to Proprietary Information. Notwithstanding the foregoing, the Seller, its Affiliates and the Equity Holders shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by law or regulation; provided, however, that in the event disclosure is required by law or regulation, the Equity Holders and the Seller shall use best efforts to provide the Buyer with prompt advance notice of such requirement so that the Buyer may seek an appropriate protective order.

(b) The Seller and each Equity Holder agree that the remedy at law for any breach of this Section 6.9 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 6.9.

6.10 FIRPTA. Prior to the Closing, the Seller shall deliver to the Buyer and to the Internal Revenue Service a notice, in form and substance reasonably satisfactory to the Buyer, certifying that the Outstanding Stock is not a “U.S. real property interest” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code If the Buyer does not receive the notice described above on or before the Closing Date, the Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

6.11 Section 280G Approval. Prior to the Closing Date, the Seller shall cause the Company to, and the Company shall and shall cause the Subsidiaries to, obtain a written waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) of his or her right to any and all payments or other benefits that could be deemed “parachute payments” under Section 280G(b) of the Code (determined without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) if such payments are not approved by the applicable entity’s stockholders in a manner that satisfies the requirements of Section 280G(b)(5)(B) and any regulations thereunder. After obtaining such written waivers and prior to the Closing Date, the Seller shall cause the Company to, and the Company shall and shall cause the Subsidiaries to, solicit stockholder approval of any and all such payments or benefits in a manner that satisfies the requirements for the exemption under Section 280G(b)(5)(A)(ii) of the Code and any regulations issued thereunder, including the provision of adequate disclosure to all applicable stockholders of all material facts concerning all payments that, in the absence of such stockholder approval, could be classified as “parachute payments” to a “disqualified individual” under Section 280G of the Code. The Seller shall cause the Company to, and the Company shall and shall cause the Subsidiaries to, provide such adequate disclosure to the applicable stockholders in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and any regulations issued thereunder. The form of waiver, solicitation of approval, and disclosure materials shall be reasonably satisfactory to the Buyer, which shall be afforded a reasonable opportunity to review such documents before the waivers and approval are sought.

6.12 Seller Release. The Seller and each Equity Holder, on its, his or her own behalf and on behalf of its, his or her heirs, successors, trustees, executors, administrators, assigns and any other person or entity that may claim by, through or under any of them (collectively with the Seller and the Equity Holders, the “Releasors”) releases and discharges the Buyer and the Company and their respective present and future subsidiaries, directors, officers, agents, employees and representatives (collectively with the Buyer and the Company, as the case may be, the “Releasees”) from all actions, suits, causes of action and Liabilities of any kind or nature, whether in law or equity, and whether arisen, accrued or matured heretofore or hereafter, which against the Releasees, any of them, the Releasors, or any of them, ever had, now has or hereafter may have, upon or by reason of any cause, matter or thing whatsoever occurring prior to the date hereof (collectively, “Claims”), including (a) any Claims relating to or arising out of any securities of the Company held at any time by the Seller or any of the Equity Holders and (b) any dividends or distributions on such securities; provided, however, that notwithstanding anything in this Section 6.12 to the contrary, nothing herein shall be deemed a release or discharge of any obligation of the Buyer to perform any of the terms, conditions and agreements contained or referenced in this Agreement.

6.13 Indemnification of Directors and Officers

(a) From and after the Closing, the Buyer shall, to the fullest extent permitted by law, cause the Company and the Subsidiaries, for a period of six (6) years after the Closing, to honor all of the Company’s and the Subsidiaries’ obligations to indemnify and hold harmless each present and former director and officer of the Company and the Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, Liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement; provided, however, that such indemnification obligations shall only be with respect to matters arising in connection with such director’s or officer’s service as a director or officer of the Company or any Subsidiary, and not in any other capacity; provided further, that in no event shall the Buyer, the Company or any Subsidiary have any obligation pursuant to this Section 6.13(a) with respect to matters for which the Buyer is entitled to indemnification pursuant to Section 8.1 or 8.2.

(b) Prior to the Closing, the Buyer shall purchase a six (6)-year pre-paid extended reporting period endorsement under the Company’s and the Subsidiaries’ current directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those directors and officers of the Company and the Subsidiaries who are currently covered by such policy on terms with respect to coverage and amount no less favorable to such directors and officers than those of such policy in effect on the date hereof; provided, however, that the Seller shall either (i) reimburse the Buyer for one-half of the premium for such extended reporting period endorsement prior to the Closing or (ii) accrue for one-half of the premium for such extended reporting period endorsement on both the Preliminary Closing Balance Sheet and the Closing Balance Sheet; provided further, that in no event shall the overall cost of such extended reporting period endorsement be more than $100,000.

(c) The provisions of this Section 6.13 are intended to be in addition to the rights otherwise available to the current directors and officers of the Company and the Subsidiaries by law, charter, by-laws, certificate of formation, limited liability company agreement, other organizational document or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.14 Accounts Receivable. If and to the extent (i) the Buyer or any of its Affiliates files one or more claims for indemnification pursuant to Article VIII with respect to a breach of Section 2.16 for failure to collect one or more accounts receivable within 330 days after the Closing Date, (ii) such claim(s) are paid out of the General Escrow Fund and (iii) the Buyer or any of its Affiliates subsequently collects all or a portion of such accounts receivable, then the Buyer shall promptly pay the entire collected amount to the Escrow Agent to be held as part of the General Escrow Fund. In the event the General Escrow Fund has been terminated, all such collected amounts shall be paid directly to the Seller or the assignee thereof.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Closing is subject to the satisfaction of the following conditions precedent:

(a) each Equity Holder, the Seller and the Company shall each have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 7.1(a)(i) and all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, which are necessary for the consummation of the transactions contemplated by this Agreement or are material to the conduct of the business of the Company and the Subsidiaries, it being agreed that none of the waivers, permits, consents, approvals, authorizations, registrations, filings and notices set forth on Schedule 7.1(a)(ii) shall be a condition to the Closing;

(b) the representations and warranties of the Equity Holders, the Seller and the Company set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 4.1 and 4.2 of this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing and all other representations and warranties of the Equity Holders, the Seller and the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing;

(c) each of the Equity Holders, the Seller and the Company shall have performed or complied in all material respects with each of its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) there shall have occurred no change, event, circumstance or development which, individually or taken together with all other changes, events, circumstances or developments, has had, or could reasonably be expected in the future to have, a Company Material Adverse Effect;

(e) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of any such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and under any other applicable U.S. or foreign antitrust laws shall have expired or otherwise been terminated;

(g) the Seller and the Company shall have delivered to the Buyer a certificate (without qualification as to knowledge, materiality or otherwise), signed by the Chief Executive Officer and Chief Financial Officer of each of the Seller and the Company, to the effect that each of the conditions specified in clauses (a) through (e) of Section 7.1 is satisfied in all respects with respect to the Seller, the Company and the Subsidiaries;

(h) each of the Equity Holders shall have delivered to the Buyer a certificate (without qualification as to knowledge, materiality or otherwise), signed on behalf of each such Equity Holder by a duly authorized representative, to the effect that each of the conditions specified in clauses (a), (b), (c) and, with respect to Legal Proceeding involving such Equity Holder, (e) of Section 7.1 is satisfied in all respects with respect to such Equity Holder;

(i) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(j) the Buyer shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Seller;

(k) the Buyer shall have received from Garvey Schubert Barer, counsel to the Seller and the Company, an opinion in the form attached hereto as Exhibit B addressed to the Buyer and dated as of the Closing Date;

(l) the Buyer shall have received from the legal counsel to each of the Equity Holders that is an entity an opinion in the forms attached hereto as Exhibit C addressed to the Buyer and dated as of the Closing Date;

(m) the Buyer shall have received estoppel certificates from each lessor under each Lease consenting to the acquisition of the Company or a Subsidiary by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company or any Subsidiary under such Lease;

(n) the Employee Agreements entered into between the Buyer and each of Bassem A. Bejjani and Lisa G. Shaffer shall remain in full force and effect as of the Closing;

(o) the Buyer shall have received evidence that all benefits provided by the Company or any Subsidiary to any Equity Holder or any Affiliate thereof (other than (i) those benefits generally provided to all employees of the Company or any Subsidiary that are received in such Equity Holder’s or Affiliate’s capacity as an employee of the Company or any Subsidiary and (ii) those benefits permitted to be provided by the last sentence of Section 6.3), including health, dental, life insurance and tax preparation benefits, have been terminated;

(p) the Buyer shall have received evidence that the Company and the Subsidiaries have terminated, if and to the extent requested by the Buyer, the 401(k) Plan, effective prior to the Closing, on terms satisfactory to the Buyer;

(q) the Buyer shall have received certificates of good standing (or the substantial equivalent) of the Seller, the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified; and

(r) the Seller and the Company shall have delivered to the Buyer the Company Secretaries’ Certificate.

7.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Closing is subject to the satisfaction of the following conditions precedent:

(a) the representations and warranties of the Buyer set forth in Sections 5.1 and 5.2 of this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing;

(b) the Buyer shall have performed or complied in all material respects with each of its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) the Buyer shall have delivered to the Seller the Buyer Certificate;

(d) the Seller shall have received a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent; and

(e) the Seller shall have received a certificate of good standing of the Buyer in its jurisdiction of organization.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Equity Holders and the Seller. If the Closing occurs, the Equity Holders and the Seller shall, on a basis providing for shared culpability, but subject to the limitations set forth in Section 8.5, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty contained in Article II or III of this Agreement or any other agreement or instrument furnished by the Seller or the Company to the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Seller or the Company contained in this Agreement or any other agreement or instrument furnished by the Seller or the Company to the Buyer pursuant to this Agreement;

(c) any failure of the Seller to have good, valid and marketable title to the Outstanding Stock, free and clear of all Liens;

(d) any claim by any Person, seeking to assert, or based upon, ownership or rights to ownership of any shares of stock or other securities of the Company or any Subsidiary;

(e) [intentionally omitted];

(f) any claim arising under Article IX;

(g) any claim for any payments under or breach or default of any of the agreements listed on Section 2.15(d) of the Disclosure Schedule, including any of the foregoing resulting from or in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder, the consummation of the transactions contemplated hereby or the termination of any of the agreements listed on Section 2.15(d) of the Disclosure Schedule (the “Special Obligations”); and

(h) any of the matters denoted with “##” in the Disclosure Schedule and any claim with respect thereto.

8.2 Indemnification by the Equity Holders. If the Closing occurs, each Equity Holder, severally with respect to itself and not any other Equity Holder, shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation of such Equity Holder contained in Article IV of this Agreement; and

(b) any failure to perform any covenant or agreement of such Equity Holder contained in this Agreement or the Escrow Agreement.

8.3 Indemnification Claims.

(a) The Buyer shall give written notification to the Notified Party of the commencement of any Third Party Action. Such notification shall be given within 20 calendar days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Buyer in so notifying the Notified Party shall relieve the Equity Holders or the Seller of any Liability hereunder except to the extent of any damage or Liability caused by or arising out of such delay or failure. Within 20 calendar days after delivery of such notification, the Notified Party may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Notified Party may only assume control of such defense if (A) it acknowledges in writing to the Buyer that any damages, fines, costs or other Liabilities that may be assessed against the Buyer in connection with such Third Party Action constitute Damages for which the Buyer shall be indemnified pursuant to this Article VIII, subject to the limitations set forth in this Article VIII, and (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to 150% of the current balance of the General Escrow Fund, in the case of a Third Party Action that is unrelated to the Special Obligations, or 150% of the current aggregate balance of the General Escrow Fund and the Special Escrow Fund, in the case of a Third Party Action that relates to the Special Obligations, and (ii) the Notified Party may not assume control of the defense of any Third Party Action involving Taxes (except to the extent separately addressed in Section 9.4) or criminal Liability or in which equitable relief is sought against the Buyer. If the Notified Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The Non-Controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-Controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 8.3(a) or (ii) the Notified Party assumes control of such defense and the Buyer has conflicting interests or different defenses available with respect to such Third Party Action. The Notified Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Notified Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further Liability and has no other adverse effect on the Buyer. Except as provided in Section 8.3(f) below, the Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Notified Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VIII, the Buyer shall deliver a Claim Notice to the Notified Party (with a copy to the Seller in the case of a claim pursuant to Section 8.2).

(c) Within 30 calendar days after delivery of a Claim Notice, the Notified Party shall deliver to the Buyer a Response, in which the Notified Party shall (i) agree that the Buyer is entitled to receive all of the Claimed Amount (in which case (A) if the indemnification was sought pursuant to Section 8.1, the Response shall be accompanied by a letter from the Seller instructing the Escrow Agent to disburse to the Buyer from the General Escrow Fund or the Special Escrow Fund, as applicable, an amount in cash equal to the Claimed Amount or (b) if the indemnification was sought pursuant to Section 8.2, the Response shall be accompanied by an amount in immediately available funds equal to the Claimed Amount), (ii) agree that the Buyer is entitled to receive the Agreed Amount (in which case (A) if the indemnification was sought pursuant to Section 8.1, the Response shall be accompanied by a letter from the Seller instructing the Escrow Agent to disburse to the Buyer from the General Escrow Fund or the Special Escrow Fund, as applicable, an amount in cash equal to the Agreed Amount or (b) if the indemnification was sought pursuant to Section 8.2, the Response shall be accompanied by an amount in immediately available funds equal to the Agreed Amount) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount. The Notified Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer is entitled to indemnification under this Article VIII. If no Response is delivered by the Notified Party within such 30-day period, and (i) indemnification was sought by the Buyer pursuant to Section 8.1, the Equity Holders and the Seller shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer or (ii) indemnification was sought by the Buyer pursuant to Section 8.2, the applicable Equity Holder shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer. Acceptance by the Buyer of partial payment of any Claimed Amount shall be without prejudice to the Buyer’s right to claim the balance of any such Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Notified Party and the Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Notified Party and the Buyer shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Notified Party and the Buyer agree in writing to submit the Dispute to such arbitration, then the provisions of Section 8.3(e) shall become effective with respect to such Dispute. The provisions of this Section 8.3(d) shall not obligate the Notified Party and the Buyer to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Notified Party and the Buyer to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the Commonwealth of Massachusetts, in accordance with Section 12.11. If the Buyer is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Seller and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the General Escrow Fund or the Special Escrow Fund, as applicable, shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute). If the Buyer is seeking to enforce the claim pursuant to Section 8.2 of this Agreement, the applicable Equity Holder shall deliver to the Buyer, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), an amount in immediately available funds equal to the amount provided for in the resolution of the Dispute.

(e) If, as set forth in Section 8.3(d), the Buyer and the Notified Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling;

(ii) Either party shall commence the arbitration by filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision);

(iii) All depositions or other discovery shall be conducted pursuant to the applicable U.S. federal rules relating to discovery;

(iv) Not later than 30 calendar days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 12.11);

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (A) modify or disregard any provision of this Agreement, including the provisions of this Section 8.3(e), or (B) address or resolve any issue not submitted by the parties; and

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by (i) the Buyer and the Seller, if the indemnification was sought by the Buyer pursuant to Section 8.1 of this Agreement, and (ii) the Buyer and the applicable Equity Holder, if the indemnification was sought by the Buyer pursuant to Section 8.2 of this Agreement.

(f) Notwithstanding the other provisions of this Section 8.2, if a party to any agreement listed in Section 8.3(f) of the Disclosure Schedule asserts (other than by means of a lawsuit) that the Buyer is liable to such party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VIII, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Notified Party, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification pursuant to this Article VIII (subject to the right of the Notified Party to dispute the Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII).

(g) The Seller shall have full power and authority on behalf of each Equity Holder to take any and all actions on behalf of, execute any and all Responses and other instruments on behalf of, and execute or waive any and all rights of, the Equity Holders with respect to indemnification claims made under Section 8.1 of this Agreement. The Seller shall have no Liability to any Equity Holder for any action taken or omitted on behalf of the Equity Holders pursuant to this Section 8.3(g).

8.4 Survival of Representations and Warranties.

(a) Unless otherwise specified in this Section 8.4 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms. Except for claims based on fraud or knowing misrepresentation, all representations and warranties that are covered by the indemnification obligations in Sections 8.1(a) and 8.2(a) shall expire on the date 18 months following the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.9 and 3.7 and (to the extent relating to Taxes) Sections 2.20 and 2.21 (collectively, the “Tax-Related Representations”) and Sections 2.2, 2.3, 3.2, 4.2 and 5.2 (collectively, the “Constitutive Representations”) shall survive for the duration of the period ending 30 calendar days following the expiration of the applicable statute of limitations. All matters described in this Section 8.4(a) that do not expire on the date 18 months following the Closing Date are collectively referred to herein as “Permitted Matters.”

(b) If the Buyer delivers to the Notified Party, before expiration of a representation, warranty, covenant or agreement, a Claim Notice based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If a Claim Notice is given with respect to a legal proceeding instituted by or written claim made by a third party and such legal proceeding or written claim is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Notified Party. The rights to indemnification set forth in this Article VIII shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or non-compliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

8.5 Limitations.

(a) With respect to claims for Damages arising under Section 8.1(a), 8.1(h) or 8.2(a), the Equity Holders and the Seller shall not be liable for any such Damages until the aggregate amount of all such Damages under Sections 8.1(a), 8.1(h) and 8.2(a) exceeds $450,000

(at which point the Equity Holders and the Seller shall become liable only for aggregate Damages under Sections 8.1(a), 8.1(h) and 8.2(a) in excess of $450,000); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or knowing misrepresentation or (ii) any claim pursuant to Section 8.1(a), 8.1(h) or 8.2(a) relating to a breach of the Tax-Related Representations, the Constitutive Representations or the representations and warranties set forth in Sections 2.27, 3.8 or 4.5.

(b) Except for claims based on (i) fraud or knowing misrepresentation, (ii) a breach of the Tax-Related Representations or Section 9.2 or (iii) the Constitutive Representations, the General Escrow Fund shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under Sections 8.1(a) and 8.1(h) from any Equity Holder or the Seller. Without limiting the foregoing, the Buyer shall not attempt to collect any Damages with respect to a claim for indemnification under Section 8.1(a) or 8.1(h) directly from any Equity Holder or the Seller unless there are insufficient unclaimed General Escrow Funds remaining to satisfy such Damages pursuant to the Escrow Agreement. The General Escrow Fund and the Special Escrow Fund shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification with respect to the Special Obligations. Any claims for Damages with respect to the Special Obligations shall be satisfied first from the Special Escrow Fund and then, if the Special Escrow Fund is insufficient, from the General Escrow Fund. Neither the General Escrow Fund nor the Special Escrow Fund shall be available for claims arising under Section 8.2, which claims shall be solely the obligation of the applicable Equity Holder.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to the limitations set forth in Sections 8.5(a) and (b) and except for claims based on fraud or knowing misrepresentation, (i) the aggregate Liability of the Equity Holders and the Seller for all Damages under this Agreement shall not exceed 40% of the Adjusted Purchase Price and, for each Equity Holder and the Seller, shall not exceed 40% of its pro rata percentage of the Adjusted Purchase Price (including such Equity Holder’s and the Seller’s pro rata percentage of the General Escrow Fund and the Special Escrow Fund), and (ii) the aggregate Liability of the Equity Holders and the Seller for any claim made under this Agreement shall not exceed the aggregate amount of Damages for such claim and, except with respect to Damages under Section 8.2, for each Equity Holder and the Seller, shall not exceed its pro rata percentage of the aggregate amount of Damages for such claim. With respect to the preceding sentence, the pro rata percentages of the Equity Holders and the Seller, both individually and collectively, shall be as set forth on Schedule 8.5(c) attached hereto. The aggregate Liability of each Equity Holder for Damages under Section 8.2 shall be limited to matters involving such Equity Holder, and no Equity Holder shall have any Liability for Damages under Section 8.2 as a result of matters involving any other Equity Holder. The Seller shall not have any Liability for Damages under Section 8.2.

(d) The Equity Holders and the Seller shall not have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(e) Except with respect to claims based on fraud or knowing misrepresentation and claims arising under Article IX, after the Closing, the rights of the Buyer under this Article VIII shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of any Equity Holder, the Seller or the Company contained in this Agreement.

ARTICLE IX

TAX MATTERS

9.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) The Seller shall cause to be prepared and timely filed all Tax Returns of the Company and each Subsidiary required to be filed (taking into account extensions) prior to the Closing Date.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns not filed on or before the Closing Date, including Tax Returns which were required to be filed before the Closing but were not filed and all other Tax Returns with respect to the Company or any Subsidiary or in respect of their businesses, assets or operations. The Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that the Seller and the Equity Holders shall, within 15 calendar days after receipt of written notification that such a payment was made by the Buyer, reimburse the Buyer to the extent any payment the Buyer is required to make relates to the operations of the Company or any Subsidiary for any period ending (or deemed pursuant to Section 9.3(b) to end) on or before the Closing Date to the extent such portion of the payment exceeds the amount of the accruals for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Balance Sheet.

(c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and the Buyer shall consult with the Seller concerning each such Tax Return; provided, however, if the Company or Subsidiary, as the case may be, did not file a previous similar return, the Buyer shall prepare the return in the manner determined in it sole discretion, in consultation with its independent Tax advisors, including making voluntary disclosures of Tax Returns which were not filed for previous taxable periods.

9.2 Tax Indemnification by the Seller and the Equity Holders.

(a) The Equity Holders and the Seller shall, on a basis providing for shared culpability, but subject to the limitations set forth in Section 8.5, indemnify the Buyer, the Company and the Subsidiaries in respect of, and hold the Buyer, the Company and the Subsidiaries harmless against (i) any and all Damages resulting from, relating to, or constituting a breach of any representation contained in Sections 2.9 and 3.7 hereof, (ii) any and all Damages resulting from, relating to, or constituting any failure to perform any covenant or agreement set forth in Article VI relating to Taxes or in this Article IX and (iii) without duplication, the following Taxes with respect to the Company and the Subsidiaries:

(i) Any and all Taxes due and payable by the Company or any Subsidiary for any taxable period that ends (or is deemed pursuant to Section 9.3(b) to end) on or before the Closing Date in excess of any accruals for current Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Balance Sheet;

(ii) Any Liability of such entities for Taxes of other entities whether pursuant to Treasury Regulation Section 1.1502-6 (or comparable or similar provision under state, local or foreign law), as transferee or successor or pursuant to any contractual obligation for any taxable period that ends (or is deemed pursuant to Section 9.3(b) to end) on or before the Closing Date; and

(iii) Any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, the Seller, the Company, any Subsidiary or any of their respective Affiliates, resulting from the transactions contemplated hereby.

9.3 Allocation of Certain Taxes.

(a) If the Company is permitted, but not required, under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

(b) The portion of any Taxes for a taxable period beginning before and ending after the Closing allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (A) are based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 9.2(a)(iii), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending with the Closing Date, and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 9.2, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two (2) portions of a taxable period pursuant to this Section 9.3(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two (2) portions of the period in proportion to the number of calendar days in each portion.

9.4 Cooperation on Tax Matters.

(a) The Buyer and the Seller shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the other Party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Company or any Subsidiary, and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and tax basis of property, which the requested party may possess.

(b) The Buyer shall control any Tax Proceeding with respect to the Company or any Subsidiary; provided that, with respect to any item the adjustment of which would cause any Equity Holder or the Seller to become obligated to make any payment pursuant to Section 9.2 hereof, the Buyer shall consult with the Seller and not settle any such issue without the consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that the Buyer shall be permitted to file Tax Returns for all periods ending on or before the Closing Date which were not so filed by the Company or any Subsidiary and which the Buyer’s Tax advisor, with the reasonable concurrence of the Seller’s Tax advisor, advise the Buyer should be filed, whether pursuant to a so-called voluntary disclosure or otherwise. Where such consent is withheld by the Seller, the Equity Holders and the Seller may continue or initiate any further Tax Proceeding at their own expense; provided that any Liability of the Buyer or its Affiliates resulting from the Tax Proceeding, after giving effect to this Agreement, shall not exceed the Liability that would have resulted had the Seller not withheld its consent.

9.5 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company or any Subsidiary shall be terminated prior to the Closing Date and, after the Closing Date, neither the Company nor any Subsidiary shall be bound thereby or have any Liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

9.6 Scope of Article IX. Except as otherwise provided in Section 9.1(b), any claim by the Buyer under this Article IX shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VIII. Notwithstanding the foregoing or any other term or condition of Article VIII, (a) claims under this Article IX may be made by the Buyer any time prior to the 30th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (b) to the extent there is any inconsistency between the terms of Article VIII and this Article IX with respect to the allocation of responsibility among the Equity Holders, the Seller and the Buyer for Taxes, the provisions of this Article IX shall govern. Any limitation upon the Equity Holders’ and the Seller’s indemnification obligations pursuant to Section 8.4 shall not apply to any claim made by the Buyer under this Article IX.

ARTICLE X

TERMINATION

10.1 Termination of Agreement. The Buyer or the Seller may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event any Equity Holder, the Seller or the Company is in breach of or has failed to comply with any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b), (c) or (e) of Section 7.1 not to be satisfied and (ii) is not cured within 15 calendar days following delivery by the Buyer to the Seller of written notice of such breach;

(c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of or has failed to comply with any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 7.2 not to be satisfied and (ii) is not cured within 15 calendar days following delivery by the Seller to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before July 31, 2010, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before July 31, 2010, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from a breach by an Equity Holder, the Seller or the Company of any representation, warranty or covenant contained in this Agreement).

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party for willful or knowing breaches of this Agreement or for breaches of Section 6.6).

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“401(k) Plan” shall have the meaning set forth in Section 2.21(b).

“AAA” shall mean the American Arbitration Association.

“Adjusted Purchase Price” shall have the meaning set forth in Section 1.6(f).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“AIP” shall have the meaning set forth in Section 2.23(a).

“Arbitrator” shall have the meaning set forth in Section 8.3(e).

“Benefit Arrangement” shall mean any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits, other than salary or under a Benefit Plan, as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Benefit Plan” shall have the meaning given in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (a) otherwise exempt from ERISA by that or another section, (b) maintained outside the United States or (c) individually negotiated or applicable only to one person.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of Section 7.2 is satisfied in all respects.

“Buyer Termination Right Notice” shall have the meaning set forth in Section 6.5.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Buyer or any Affiliate thereof in connection with a claim for indemnification pursuant to Article VIII.

“Claim Notice” shall mean written notification which contains (a) a notice that the Buyer or any Affiliate thereof has incurred or reasonably expects to incur Damages for which the Buyer or such Affiliate will be entitled to indemnification under Article VIII of the Stock Purchase Agreement and a reasonable explanation of the basis therefor, (b) the Claimed Amount of such Damages, to the extent then known, and (c) in the case of Damages incurred by the Buyer or such Affiliate, a demand for payment in the amount of such Damages, or in the case of Damages reasonably expected to be incurred, a statement that the Buyer reserves its right to make a demand for payment in the amount of any Damages incurred.

“Claims” shall have the meaning set forth in Section 6.12.

“CLIA” shall have the meaning set forth in this Article XI under the definition of Healthcare-Related Law.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” shall mean the balance sheet of the Company as of the close of business on the Closing Date prepared in accordance with the provisions of Section 1.6 hereof.

“Closing Date” shall mean the date two (2) business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the Closing contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article VII), or such other date as may be mutually agreeable to the Parties.

“Closing Working Capital” shall mean the current assets of the Company and the Subsidiaries less the current liabilities of the Company and the Subsidiaries, in each case as shown on the Preliminary Closing Balance Sheet or the Closing Balance Sheet, as the case may be.

“Closing Working Capital Adjustment” shall have the meaning set forth in Section 1.6(f).

“COBRA” shall mean Part 6 of Title I of ERISA, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Benefit Arrangement” shall mean any Benefit Arrangement sponsored or maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has or may have any current or future Liability, in each case with respect to any present or former directors, managers, employees, officers, agents or service providers of the Company or any Subsidiary.

“Company Benefit Plan” shall mean any Benefit Plan for which the Company or any Subsidiary is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that the Company or any Subsidiary maintains or has previously maintained or to which it is obligated to make payments or has or may have any current or future Liability, in each case with respect to any present or former employee of the Company or any Subsidiary, and any Qualified Plan that was terminated since the respective dates of incorporation or formation of the Company and the Subsidiaries.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or a Subsidiary by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, Liabilities, capitalization, condition (financial or other) or results of operations of the Company and the Subsidiaries, taken as a whole, other than any change, event, circumstance or development arising after the date of this Agreement and resulting from (i) changes in the United States economy in general, so long as such changes do not disproportionately affect the business of the Company and the Subsidiaries taken as a whole, or (ii) changes in the industry in which the Company and the Subsidiaries operate, so long as such changes do not disproportionately affect the business of the Company and the Subsidiaries taken as a whole, (b) the ability of the Buyer to operate the business of the Company and the Subsidiaries immediately after the Closing or (c) the ability of the Company or the Seller to perform its obligations under this Agreement or promptly consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or a Subsidiary, in whole or in part.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.

“Company Secretaries’ Certificate” shall mean a certificate delivered by the Seller and the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Seller by the Secretary of the Seller and signed on behalf of the Company by the Secretary of the Company, regarding certified charter documents of the Seller and the Company, the by-laws of the Seller and the Company, the incumbency of officers of the Seller and the Company and the adoption of authorizing resolutions by the directors, managers, stockholders and managers, as applicable, of the Seller and the Company).

“Company Source Code” shall mean (a) the source code for any Software included in the Customer Offerings or Internal Systems and (b) other confidential information constituting, embodied in or pertaining to such Software.

“Constitutive Representations” shall have the meaning set forth in Section 8.4(a).

“Contract” shall have the meaning set forth in Section 2.15.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Offerings” shall mean (a) the tests and products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties at any time or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, (ii) has provided or made available to third parties at any time or (iii) currently plans to provide or make available to third parties in the future. A complete and accurate list of all Customer Offerings is set forth in Section 12.12(f) of the Disclosure Schedule.

“Damages” shall mean any and all claims, debts and other Liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Buyer and the Equity Holders and the Seller, as the case may be, as set forth in Section 8.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company, the Seller and the Equity Holders to the Buyer on the date hereof and accepted in writing by the Buyer.

“Dispute” shall mean the dispute resulting if the Notified Party in a Response disputes the Liability of the Equity Holders and/or the Seller, as applicable, for all or part of a Claimed Amount.

“Dispute Notice” shall have the meaning set forth in Section 1.6(d).

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product or service, whether or not provided to end users.

“DOL” shall have the meaning set forth in Section 2.20(j).

“Employee Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other Persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Holders” shall have the meaning set forth in the first paragraph of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with the Company or any Subsidiary, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company or any Subsidiary is or has been a general partner.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit A by and among the Buyer, the Seller and the Escrow Agent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exploit” shall mean invent, create, conceive, reduce to practice, research, develop, design, test, modify, assemble, make, use, sell, have made, used and sold, import, author, reproduce, market, distribute, provide, commercialize, perform, execute, support, maintain, correct and create derivative works of.

“FDA” shall mean the United States Food and Drug Administration.

“FDA Ethics Policy” shall have the meaning set forth in Section 2.23(e).

“FD&C Act” shall have the meaning set forth in Section 2.23(b).

“Financial Statements” shall mean:

(a) the consolidated audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Seller, the Company and the Subsidiaries as of and for each of the fiscal years ended December 31, 2007 and 2008, as certified without qualification by Moss Adams LLP, the Seller’s auditors; and

(b) the consolidated unaudited balance sheet and statement of income, changes in stockholders’ equity and cash flows of the Seller, the Company and the Subsidiaries as of and for the fiscal year ended December 31, 2009, and any calendar month through the Closing Date, and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for each of the months then ended; and

(c) the consolidated unaudited balance sheet and statement of income, changes in stockholders’ equity and cash flows of the Company and the Subsidiaries as of and for the fiscal year ended December 31, 2009, and any calendar month through the Closing Date, and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for each of the months then ended.

“GAAP” shall mean United States generally accepted accounting principles.

“General Escrow Amount” shall have the meaning set forth in Section 1.2.

“General Escrow Fund” shall mean the General Escrow Amount deposited in escrow pursuant to Section 1.4 and held and disposed of in accordance with the terms of the Escrow Agreement, together with any interest thereon and any additional amounts deposited in escrow pursuant to Section 1.6(f)(iii).

“Governmental Entity” shall mean any domestic or foreign court, arbitrational tribunal, administrative agency or commission or other domestic or foreign governmental or regulatory authority or agency.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Healthcare-Related Law” means (a) the FD&C Act, (b) the Public Health Service Act, (c) the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b) and all comparable state anti-kickback laws, (d) the Medicare statute (Title 18 of the Social Security Act), federal and state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), (e) the federal TRICARE statute (10 U.S.C. § 1071 et seq.) or other U.S. federal government employee healthcare programs, (f) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (g) criminal false claims and false statements statutes (e.g., 18 U.S.C. §§ 287 and 1001), (h) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), (i) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. 104-191) and Health Information Technology for Economic and Clinical Health Act (Pub. L. 111-5), and all the regulations thereunder (collectively, “HIPAA”), (j) Section 353 of the Public Health Service Act (42 U.S.C. § 263a) as revised by the Clinical Laboratory Improvement Amendments of 1988 (Pub. L. 100-578) (“CLIA”), (k) Animal Welfare Act (7 U.S.C. § 2131 et seq.), (l) regulations concerning Protection of Human Subjects and requirements relating to informed consent (e.g., 45 C.F.R. Part 46 and 21 C.F.R. Part 50) or comparable regulations, (m) all regulations, guidances, rules, standards, guidelines, policies and orders of a U.S. Governmental Entity promulgated under or relating to any Healthcare-Related Law described in clauses (a)-(l) of this definition or otherwise administered or issued by any U.S. Governmental Entity created by or enforcing any such Healthcare-Related Law, including regulatory requirements applicable to in vitro diagnostic products or laboratory-developed tests, as applicable, such as those used for genetic testing, and (n) all other foreign, federal, state and local statutes, laws, regulations, rules, guidances, standards, guidelines, policies and orders relating to the subject matter of any of the Healthcare-Related Laws described in clauses (a)-(l) of this definition, including state statutes, laws, regulations, rules, guidances, standards, guidelines, policies and orders relating to the use of in vitro diagnostic products or laboratory-developed tests, as applicable, such as those used for genetic testing.

“HIPAA” shall have the meaning set forth in this Article XI under the definition of Healthcare-Related Law.

“Indebtedness” shall mean, with respect to any Person, (a) any indebtedness or other obligation for borrowed money, other than up to $50,000 of credit card obligations outstanding at any given time incurred in the Ordinary Course of Business, (b) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (c) the face amount of all letters of credit issued for the account of such Person, (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (e) capitalized lease obligations, (f) unfunded obligations for pension, retirement or severance benefits for any officer, director or employee of such Person, (g) unfunded obligations for deferred compensation for any officer, director or employee of such Person, (h) all guarantees and similar obligations of such Person, (i) all bankers acceptances and overdrafts, (j) all accrued interest, fees and charges in respect of any of the foregoing indebtedness and (k) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing indebtedness.

“Indemnified Parties” shall have the meaning set forth in Section 6.13(a).

“Information Practices” shall have the meaning set forth in Section 2.23(o).

“Initial Purchase Price” shall have the meaning set forth in Section 1.2.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)	Patent Rights;

(b)	Trademarks and all goodwill in the Trademarks;

(c)	copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)	mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)	inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)	other proprietary rights relating to any of the foregoing (including remedies against past, current or future infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registrations or filings for any Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation, and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus, used by the Company or any Subsidiary in their business or operations or to Exploit the Customer Offerings, whether located on the premises of the Company or a Subsidiary or hosted at a third party site. All Internal Systems that are material to the business of the Company or any Subsidiary are listed and described in Section 12.12(f) of the Disclosure Schedule.

“IRS” shall mean the Internal Revenue Service.

“Knowledge of the Company,” “Company’s Knowledge” and phrases of like import (but specifically excluding the legal concept of “knowing misrepresentation”) shall mean the knowledge of Blake C. Ballif, Bassem A. Bejjani, Catherine D. Kashork, Scott Mizoguchi, Lewis Rumpler, Lisa G. Shaffer and Julie Shiflett. The above named individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter or (b) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry.

“Laws and Regulations” shall mean federal, state, local and foreign laws, rules, regulations and orders.

“Lease” shall mean any lease or sublease pursuant to which the Company or any Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Liability” shall mean any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, cost, expense, fines, penalties, responsibility or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether secured or unsecured, whether choate or inchoate, whether fixed or unfixed, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any liability for Taxes.

“Lien” shall mean any mortgage, pledge, lien, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and the Subsidiaries and not material to the Company and the Subsidiaries, taken as a whole.

“Litigation Matter” shall mean any Legal Proceeding in which the Company or any Subsidiary is a party at the Closing Date.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the consolidated unaudited balance sheet of the Company and the Subsidiaries as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean December 31, 2009.

“Neutral Accountant” shall mean PricewaterhouseCoopers LLP, or if such firm is unwilling or unable to serve as the Neutral Accountant, an independent nationally recognized accounting firm selected in writing by the Buyer and the Seller or, if the Buyer and the Seller fail or refuse to select a firm within 10 calendar days after written request therefor by the Buyer or the Seller, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Boston, Massachusetts office of the AAA.

“Non-Controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Notified Party” shall mean either (a) the Seller, in the event that the Buyer asserts a claim for indemnification pursuant to Section 8.1, or (b) the applicable Equity Holder, in the event that the Buyer asserts a claim for indemnification pursuant to Section 8.2.

“Open Source Materials” means all Software, Documentation and other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Outstanding Stock” shall have the meaning set forth in the recitals to this Agreement.

“Owned Real Property” shall mean each item of real property owned by the Company or a Subsidiary.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Party” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, clearances, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Matters” shall have the meaning set forth in Section 8.4(a).

“Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Entity or other entity, enterprise, authority or business organization.

“Pre-Closing Period” shall have the meaning set forth in Section 6.3.

“Preliminary Closing Balance Sheet” shall have the meaning set forth in Section 1.6(a).

“Preliminary Closing Balance Sheet Date” shall have the meaning set forth in Section 1.6(a).

“Preliminary Closing Working Capital” shall have the meaning set forth in Section 1.6(a).

“Privacy Policy” shall mean any written policy of the Company or any Subsidiary concerning privacy and security of information (including personally identifiable information), whether electronic or in physical form, of customers, personnel and others.

“Products” shall have the meaning set forth in Section 2.23(b).

“Proprietary Information” shall have the meaning set forth in Section 6.9(a).

“Qualified Plan” shall mean any Company Benefit Plan that meets, purports to meet or is intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registrations” shall mean authorizations, approvals, clearances, licenses, permits, certificates, orders and exemptions issued by any Governmental Entity (including pre-market approvals, 510(k) pre-market notifications, investigational device exemptions, manufacturing approvals and authorizations, CE marks, pricing and reimbursement approvals, labeling approvals and their foreign equivalent) held by the Company or the Subsidiaries that are required for the research, testing, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company and the Subsidiaries.

“Releasees” shall have the meaning set forth in Section 6.12.

“Releasors” shall have the meaning set forth in Section 6.12.

“Response” shall mean a written response containing the information provided for in Section 8.3(c).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“SGL” shall have the meaning set forth in Section 2.15(d).

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Special Escrow Amount” shall have the meaning set forth in Section 1.2.

“Special Escrow Fund” shall mean the Special Escrow Amount deposited in escrow pursuant to Section 1.4 and held and disposed of in accordance with the terms of the Escrow Agreement, together with any interest thereon.

“Special Obligations” shall have the meaning set forth in Section 8.1(g).

“Stark Law” shall have the meaning set forth in Section 2.23(k).

“Stock” shall mean the common stock, $0.001 par value per share, of the Company.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Target Amount” shall mean $3,675,000.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities in the nature of a tax, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Proceeding” shall mean any Tax audit, examination or administrative or judicial proceeding, including any assessment, notice of deficiency or other adjustment relating to Taxes.

“Tax-Related Representations” shall have the meaning set forth in Section 8.4(a).

“Tax Returns” shall mean any and all reports, returns, declarations or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by the Buyer under Article VIII.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations, all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“USCIS” shall have the meaning set forth in Section 2.20(j).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital Deductible” shall have the meaning set forth in Section 1.2.

“Work Permit” shall have the meaning set forth in Section 2.20(j).

ARTICLE XII

MISCELLANEOUS

12.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (a) any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure), (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 12.1 following the Closing Date, (c) the Parties shall issue a joint press release in the form attached hereto as Exhibit D following the execution of this Agreement and (d) the Equity Holders may disclose to their limited partners or members, as applicable, information regarding their return-on-investment in the Seller and such other information as is consistent with the Buyer’s public disclosures and filings.

12.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidential Disclosure Agreement, dated September 10, 2009, between the Buyer and the Company, shall remain in effect in accordance with its terms.

12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

12.5 Counterparts and Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer:	with a copy to:

PerkinElmer, Inc. 940 Winter Street Waltham, MA 02451 Attn: General Counsel, Legal Department Telecopy: (781) 663-5969/(781) 663-5970 Telephone: (781) 663-6900	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Hal J. Leibowitz, Esq. Telecopy: (617) 526-5000 Telephone: (617) 526-6000

To the Seller or the Company:	with a copy to:

SGL Holdings Company, LLC c/o Ampersand Ventures 55 William Street, Suite 240 Wellesley, MA 02481 Attn: General Counsel Telecopy: (781) 239-0824 Telephone: (781) 239-0700	Garvey Schubert Barer 1191 Second Avenue, Suite 1800 Seattle, WA 98101 Attn: Jonathan A. Kroman, Esq. Telecopy: (206) 464-0125 Telephone: (206) 464-3939

To Ampersand 2006 Limited Partnership:

Ampersand Ventures 55 William Street, Suite 240 Wellesley, MA 02481 Attn: General Counsel Telecopy: (781) 239-0824 Telephone: (781) 239-0700

To jVen Capital, LLC:

jVen Capital, LLC 11009 Cripplegate Road Potomac, MD 20854 Attn: Evan Jones Telecopy: (301) 299-0555 Telephone: (301) 299-2088

To Providence Health Care:

Providence Health Care PO Box 2555 Spokane, WA 99220-2555 Attn: Andrew Agwunobi, Chief Executive Telecopy: (509) 474-4903 Telephone: (509) 474-4898

To Signature Genomic Services, LLC:	with a copy to:

Signature Genomic Services, LLC 20224 N Hatch Rd Colbert, WA 99005 Attn: Lisa G. Shaffer, Member Telephone: (509) 465-4899	Cooley Godward Kronish LLP 719 Second Avenue, Suite 900 Seattle, WA 98104-1732 Attn: Gordon H. Empey, Esq. Telecopy: (206)-299-3722 Telephone: (206) 452-8752

To Bassem A. Bejjani:

Bassem A. Bejjani 721 E. Wandermere Estates Lane Spokane WA 99208 Telephone: (509) 280-0184

To Lisa G. Shaffer:

Lisa G. Shaffer 20224 N Hatch Rd Colbert, WA 99005 Telephone: (509) 465-4899

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

12.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.7; provided that nothing in this Section 12.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

12.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation.”

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(e) Any reference herein to the Seller or the Company having “made available” to the Buyer certain documents shall mean that such documents were either (i) posted on the FTP (file transfer protocol) site maintained by the Seller and the Company to share due diligence materials with the Buyer as of a date seven (7) business days prior to the date of this Agreement or (ii) actually delivered to the Buyer, whether in hard copy or by e-mail.

(f) Any reference in this Agreement, including in Sections 2.13(c), 2.13(e) and 2.15(a)(xiii) and the definitions of Customer Offerings and Internal Systems in Article XI, to (i) Customer Offerings that the Company or any Subsidiary contemplates offering, or the Exploitation thereof, in the future, (ii) Internal Systems that the Company or any Subsidiary contemplates using, or the Exploitation thereof, in the future, (iii) tests and products that the Company or any Subsidiary currently plans to develop, manufacture, market, distribute, make available, sell or license in the future, (iv) services that the Company or any Subsidiary currently plans to provide or make available to third parties in the future or (v) other statements of similar import that reference the conduct of the business of the Company or any Subsidiary in the future shall be limited to those contemplated or planned Customer Offerings, Internal Systems or other products and services, and the Exploitation thereof, of the Company and the Subsidiaries described in Section 12.12(f) of the Disclosure Schedule.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

PERKINELMER, INC.

By:	/s/ Robert Friel
Name:	Robert Friel
Title:	Chairman and Chief Executive Officer

SELLER:

SGL HOLDINGS COMPANY, LLC

By:	/s/ Evan Jones
Name:	Evan Jones
Title:	Chairman

COMPANY:

SGL NEWCO, INC.

By:	/s/ Lisa G. Shaffer
Name:	Lisa G. Shaffer
Title:	President

EQUITY HOLDERS:

AMPERSAND 2006 LIMITED PARTNERSHIP

By:	AMP-06 Management Company Limited Partnership, its General Partner

By:	AMP-06 MC LLC, its General Partner

By:	/s/ Herbert H. Hooper
Name:	Herbert H. Hooper
Title:	Principal Managing Member

Signature Page to Stock Purchase Agreement

JVEN CAPITAL, LLC

By:	/s/ Evan Jones
Name:	Evan Jones
Title:	Managing Member

PROVIDENCE HEALTH CARE

By:	/s/ Andrew Agwunobi
Name:	Andrew Agwunobi
Title:	Chief Executive

SIGNATURE GENOMIC SERVICES, LLC

By:	/s/ Lisa G. Shaffer
Name:	Lisa G. Shaffer
Title:	Member

/s/ Bassem A. Bejjani
Bassem A. Bejjani

/s/ Lisa G. Shaffer
Lisa G. Shaffer

Signature Page to Stock Purchase Agreement

Omitted Exhibits and Schedules

Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”), PerkinElmer, Inc. (the “Company”) has, with respect to the Stock Purchase Agreement, dated as of April 12, 2010, by and among the Company, SGL Holdings Company, LLC, SGL NewCo, Inc. and the Equity Holders named therein, omitted to file the exhibits and schedules listed in the table of contents thereof. These exhibits and schedules will be supplementally furnished to the Commission upon request.